As Filed with the Securities
and Exchange Commission on       , 2005 Registration No. 333-124242


                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                        Pre Effective Amendment No. 1
                                      to
                                  FORM SB-2

           REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                           PRIMECARE SYSTEMS, INC.
                (Name of small business issuer in its charter)

               Delaware               8099                54-1707928

(State or other jurisdiction  (Primary Standard Industrial (I.R.S. Employer
of incorporation or              Classification Code Number) Identification
organization)                                                      Number)

  56 Harrison Street, Suite No. 501, New Rochelle, NY 10801, (914) 576-8457
        (Address and telephone number of principal executive offices)

          56 Harrison Street, Suite No. 501, New Rochelle, NY 10801 (Address of principal place of business or intended principal place of business)

                               Edward C. Levine
                         c/o PrimeCare Systems, Inc.
  56 Harrison Street, Suite No. 501, New Rochelle, NY 10801, (914) 576-8457
          (Name, address and telephone number of agent for service)

                                   Copy to:
                          Wynne B. Stern, Jr., Esq.
  56 Harrison Street, Suite No. 501, New Rochelle, NY 10801, (914) 320-9764

      Approximate date of proposed sale to the public: As promptly as practicable after the effective date of this Registration Statement.
   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. [X]
  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]
      If this Form is a post-effective amendment filed pursuant to Rule462(c)under the Securities Act, check he following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]
      If this Form is a post-effective amendment filed pursuant to Rule462(d)under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]
      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: [ ]

                    CALCULATION OF REGISTRATION FEE

Title each                                Proposed
class of                Proposed          Maximum           Amount of
Securities              Maximum           Offering          Aggregate
to be                   Amount to be      Price             Offering         Registration
Registered              Registered        Per Share         Price            Fee

Common Stock (1)        69901120          $0.04 (2)         $2,796,044.80(2) $329.09 (2)
Warrants (3)            18836262          $0.01 (4)         $188,362.62 (4)   $22.17 (4)
Common Stock (5)        18836262          $0.0866 (6)       $1,631,220.29(6) $191.99 (6)

                                          		    TOTAL FEE         $543.25


(1) Represents shares of PrimeCare Systems, Inc. to be distributed by way of a stock dividend to the stockholders of OCG Technology, Inc.

(2) No consideration will be received by PrimeCare Systems, Inc. in consideration for the distribution of its shares referred to in note (1) and there is no market for the shares being distributed. Accordingly, for purposes of calculating the registration fee only, the Registrant has used $0.04 per share as the current estimated fair value of the shares being distributed.

(3) Represents warrants to purchase common stock of PrimeCare Systems, Inc. to be offered in exchange for cancellation of outstanding warrants to purchase common stock of OCG Technology, Inc.

(4) There is no market for the warrants. For purposes of calculating the registration fee only, the Registrant has used $0.01 per warrant as the estimated fair value of the warrants.

(5) Represents shares of common stock of PrimeCare Systems, Inc. issuable upon exercise of the warrants referred to in note (3).

(6) Based upon the weighted-average exercise price of the warrants of $0.0866 per share


The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
                                       Subject to completion dated June

PROSPECTUS

                           PRIMECARE SYSTEMS, INC.

  Spin-off of 69,901,120 Shares of Common Stock and Exchange of Warrants to
               Purchase up to 18,836,262 Shares of Common Stock


      This Prospectus relates to the dividend distribution to the stockholders of OCG Technology, Inc., by the spin-off of 69,901,120 shares of PrimeCare Systems, Inc. common stock owned by OCG Technology, Inc. PrimeCare Systems, Inc. is not selling any shares of common stock pursuant to this Prospectus and therefore, PrimeCare Systems, Inc. will not receive any proceeds from this offering. All costs associated with the registration statement, of which this Prospectus is a part, will be borne by PrimeCare Systems, Inc., which is currently a wholly-owned subsidiary of OCG Technology, Inc. After the distribution, we will be an independent, public company. In connection with the spin-off, we also are offering hereby to issue warrants to purchase up to 18,836,262 shares of our common stock in exchange for cancellation of outstanding warrants to purchase the same number of shares of common stock of OCG Technology, Inc.

      Holders of OCG Technology, Inc. common and convertible preferred stock as of March 22, 2005, will receive a dividend equal to one share of PrimeCare Systems, Inc. common stock for each share of OCG Technology, Inc. common stock, or for each share of common stock that the convertible preferred stock that they hold, is convertible into. Following the distribution, 100% of the outstanding PrimeCare Systems, Inc. common stock will be held by the shareholders of OCG Technology, Inc. as of March 22, 2005.

      In connection with the dividend distribution, PrimeCare Systems, Inc. also is offering warrants to purchase up to 18,836,262 shares of common stock of PrimeCare Systems, Inc. to the holders of outstanding warrants to purchase the same number of shares of common stock of OCG Technology, Inc. in exchange for cancellation of the OCG Technology, Inc. warrants.


      Shareholders and warrant holders will be subject to income tax on the value of the shares and warrants of PrimeCare Systems, Inc. common stock received by them in connection with the transaction contemplated herein.
See "Certain Federal Income Tax Consequences".


      Currently, no public market exists for PrimeCare Systems, Inc. common stock or warrants. PrimeCare Systems, Inc. can provide no assurance that a public market for its securities will develop and ownership of its securities is likely to be an illiquid investment.

      These securities are speculative and involve a high degree of risk. Please review and carefully consider the matters described under the caption "RISK FACTORS" beginning on PAGE 6.

       Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

      The date of this Prospectus is                          , 2005
                              TABLE OF CONTENTS

                                                                         Page

PROSPECTUS SUMMARY                                                           3
RISK FACTORS                                                                 4
USE OF PROCEEDS                                                              7
DILUTION                                                                     7
CAPITALIZATION                                                               8
DETERMINATION OF PRICE                                                       8
CERTAIN MARKET INFORMATION AND MARKET RISKS                                  8
DESCRIPTION OF BUSINESS                                                      8
MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATIONS                  13
AGREEMENT AND PLAN OF REORGANIZATION                                        17
MANAGEMENT                                                                  18
STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT                 20
RELATIONSHIPS AND RELATED PARTY TRANSACTIONS                                21
DESCRIPTION OF SECURITIES                                                   21
THE SPIN-OFF                                                                22
THE EXCHANGE OFFER                                                          25
CERTAIN FEDERAL INCOME TAX CONSEQUENCES                                     25
LEGAL MATTERS                                                               25
EXPERTS                                                                     25
WHERE YOU CAN FIND MORE INFORMATION                                         26
FINANCIAL STATEMENTS                                                        26


      You should rely only on the information contained in this Prospectus. PrimeCare Systems, Inc. has not authorized any other person to provide you with different information. The information in this Prospectus is complete and accurate as of the date on the front cover, but the information may have changed since that date.

      All references in this Prospectus to "we," "us" and "our" refer to PrimeCare Systems, Inc., unless indicated otherwise.

                    DEALER PROSPECTUS DELIVERY OBLIGATION

UNTIL _______________, 2005, ALL DEALERS THAT EFFECT TRANSACTIONS IN THESE SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE DEALER'S OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.
                              PROSPECTUS SUMMARY

      This summary highlights information contained elsewhere in this Prospectus, but does not contain all of the information that may be important to you. This Prospectus includes specific terms of the offering, information about PrimeCare Systems, Inc. business and financial data. PrimeCare Systems, Inc. encourages you to read this Prospectus in its entirety, particularly the "Risk Factors" section, financial statements and notes thereto, before making an investment decision.

                                  WHAT WE DO

      PrimeCare Systems, Inc., a Delaware corporation, is a wholly-owed subsidiary of OCG Technology, Inc., a Delaware corporation, which entered into an agreement and plan of reorganization dated March 16, 2005.

      The agreement and plan of reorganization provides that the shares of
PrimeCare Systems, Inc. common   stock, 100% owned by its parent, OCG
Technology, Inc., are to be distributed to those stockholders of record of OCG Technology, Inc. as a condition to the closing under the agreement. Accordingly, each such stockholder of OCG Technology, Inc. will receive one share of PrimeCare Systems, Inc. common stock for each share of OCG Technology, Inc. common stock or for each share of common stock that OCG Technology, Inc. Series C convertible preferred stock is convertible into, owned by each such stockholder. In order to facilitate the spin-off of the PrimeCare Systems, Inc. shares, PrimeCare Systems, Inc. has filed a registration statement with the SEC, of which this Prospectus is a part.

      PrimeCare Systems, Inc.: (I) created, owns, maintains, and markets the PrimeCareTM Patient Management System, Version Nine ("PrimeCareTM Version Nine") which includes the CodeComplierTM; (ii) created, own, maintain, and market Web sites containing secure Internet enhanced, and targeted components of PrimeCareTM Version Nine, which Web sites are known as PrimeCareOnTheWeb.com, YourOwnDoctor.com, and YourOwnHealth.com; and (iii) created, maintains and markets a shopping cart on a fitness Web site, known as www.DeniseAustin.com.

                                   ABOUT US

      The principal executive offices of PrimeCare Systems, Inc. are located at 56 Harrison Street, Suite No. 501, New Rochelle, NY 10801, (914) 576-8457

                 SUMMARY OF THE SPIN-OFF AND WARRANT EXCHANGE

Distributing company                OCG Technology, Inc., a Delaware
                                    corporation.

Distributed company                 PrimeCare Systems, Inc., a Delaware
                                    corporation,: (i) created, owns,
                                    maintains, and markets the PrimeCareTM
                                    Patient Management System, Version Nine
                                    ("PrimeCareTM Version Nine") which
                                    includes the CodeComplierTM; (ii)
                                    created, own, maintain, and market Web
                                    sites containing secure Internet
                                    enhanced, and targeted components of
                                    PrimeCareTM Version Nine, which Web
                                    sites are known as
                                    PrimeCareOnTheWeb.com,
                                    YourOwnDoctor.com, and
                                    YourOwnHealth.com; and (iii) created,
                                    maintains and markets a shopping cart on a fitness Web site, known as www.DeniseAustin.com.

Distribution ratio                  One share of PrimeCare Systems, Inc.
                                    common stock will be issued for each
                                    share of OCG Technology, Inc. common
                                    stock you own as of March 22, 2005. If
                                    you own OCG Technology, Inc. Series C
                                    Preferred Stock on March 22, 2005, you
                                    will be issued one share of PrimeCare
                                    Systems, Inc. common stock for each
                                    share of OCG Technology, Inc. common
                                    stock  issuable upon conversion of your
                                    Series C Preferred Stock.

Record date                         March 22, 2005

Distribution date                   As soon as practical following the
                                    effective date of this prospectus

Distribution agent                  Registrar and Transfer Company, 10
                                    Commerce Drive, Cranford, New Jersey
                                    07016, telephone: (800) 456-0596

Transfer agent and registrar        Registrar and Transfer Company

Securities to be distributed        69,901,120 shares of PrimeCare Systems,
                                    Inc. common stock.

Warrant exchange                    In connection with the spin-off,
                                    PrimeCare Systems, Inc. is offering
                                    warrants to purchase up to 18,836,262
                                    shares of it common stock in exchange
                                    for cancellation of currently
                                    outstanding warrants to purchase the
                                    same number of shares of common stock of OCG Technology, Inc.

Common stock outstanding after
offering 69,901,120 shares excluding up to 18,836,262 shares issuable upon exercise of the warrants being offered hereby

Trading market                      None presently, although following the
                                    completion of the spin-off PrimeCare
                                    Systems,  Inc. anticipates making an
                                    application to have its common stock
                                    included on the OTC Bulletin Board.

Dividend policy                     PrimeCare Systems,  Inc. has never paid
                                    dividends on its common stock and does
                                    not anticipate paying dividends in the
                                    foreseeable future.

Use of proceeds                     PrimeCare Systems,  Inc. will not
                                    receive any proceeds from the spin-off
                                    of shares or the warrant exchange.
                                    However, in the event that warrants are
                                    exercised in the future, the Company
                                    will receive the exercise price.

Risk Factors                        The ownership of PrimeCare Systems,
                                    Inc.  securities involves a high degree
                                    of risk. We urge you to review carefully and consider all information contained in this Prospectus, particularly the items set forth under "Risk Factors" beginning on page 6.


Other terms and conditions of
agreement and plan of
reorganization                      PrimeCare Systems, Inc. will assume all
                                    of the assets and liabilities of OCG
                                    Technology, Inc.,  known , unknown and
                                    contingent   The known liabilities of
                                    OCGT, as of March 31, 2005, consists of
                                    $187,500 of notes payable to
                                    shareholders of OCGT, who will be
                                    shareholders of the Company, and$27,090
                                    for an aggregate of $214,590.  The
                                    shareholders consented to the assignment and extended the date the notes are due and payable until July 10, 2007, and the accounts payable are current liabilities.

Federal income tax consequences     Neither PrimeCare Systems,  Inc. nor OCG
                                    Technology, Inc. intend for the spin-off
                                    or warrant exchange to be tax-free for
                                    U.S. federal income tax purposes and you
                                    will be  subject to  income tax on the
                                    value of   the shares of our common
                                    stock or warrants received. We advise
                                    that you consult your own tax advisor as to the specific tax consequences of the spin-off and warrant exchange.

Our relationship with OCG
Technology, Inc. after the
spin-off Following the spin-off, PrimeCare Systems, Inc. will be an independent, public company and does not anticipate any continuing relationship with OCG Technology, Inc.



              QUESTIONS AND ANSWERS REGARDING THE EXCHANGE OFFER

Why is PrimeCare Systems, Inc. making the Exchange Offer?
   We agreed, pursuant to the request of warrant holders, to include in the share exchange agreement, to undertake the Exchange Offer. The Exchange Offer, if completed, will eliminate all outstanding OCG Stock Rights and, thus, satisfy one of the conditions to the completion of the acquisition of CenterStaging Musical Productions, Inc.

What happens if I accept the Exchange Offer?
   If you accept the Exchange Offer, assuming it is completed, you will be issued warrants to purchase shares of common stock of PrimeCare Systems, Inc. against delivery for cancellation of your OCG Technology, Inc. warrants.

What happens if I do not accept the Exchange Offer?
   You are not obliged to accept the Exchange Offer. If you choose not to accept it, you will continue to own your existing OCG Technology, Inc. warrant; however, if not all of the OCG warrant holders accept the Exchange Offer, the CenterStaging acquisition, the spin-off and the related transactions described herein may not be completed.

How do I accept the Exchange Offer?
   To accept the Exchange Offer, you must sign and date the form of acceptance included with this prospectus and return the completed and signed acceptance form, together with your original OCG Technology, Inc. warrant, or an affidavit of lost warrant certificate in the form accompanying this prospectus, to our offices at 56 Harrison Street, Suite 501, New Rochelle, New York 10801, before 5:00 p.m., Eastern Time, on July 25, 2005.

Can you choose not to complete the Exchange Offer?
   No. We cannot unilaterally terminate the Exchange Offer; however, the Exchange Offer is conditioned upon the closing of the CenterStaging acquisition, which, itself, is subject to certain conditions.

Can I revoke my acceptance of the Exchange Offer?
      No. Once we receive it, your acceptance may not be revoked or terminated by you.

What are the terms of the Exchange Offer and how were they determined?
   We are offering to exchange a warrant to purchase shares of our common stock in exchange for cancellation of a warrant to purchase the same number of shares, at the same exercise price, of common stock of OCG Technology, Inc. Each warrant will be exercisable for a term of three years from the closing of the Exchange Offer. We determined the terms of the Exchange Offer, and they do not necessarily bear any relation to the value of your OCGT warrant or other criteria.

Will the Exchange Offer be taxable to me?
   It depends. We believe that if you accept the Exchange Offer, you will recognize income for federal income tax purposes to the extent the value of the warrant you receive exceeds your adjusted tax basis in your OCGT warrant. There also may be state or local tax consequences, all of which you should consider with your own accountant or tax adviser.

How would the Exchange Offer work?
   As an example, if you hold a warrant to purchase 10,000 shares of common stock of OCG at an exercise price of $.02 per share, you will receive a warrant to purchase the same number of shares of common stock of PrimeCare Systems, Inc. at the same exercise price. The new warrant will be exercisable for a term of three years from the closing of the share exchange agreement and otherwise on the terms and provisions set forth in the form of Warrant attached as Exhibit A to this prospectus.

                                 RISK FACTORS

      An investment in and ownership of the securities of PrimeCare Systems, Inc. is speculative and involves a high degree of risk. You should consider carefully the following risks, together with all other information included in this Prospectus. Please keep these risks in mind when reading this Prospectus, including any forward-looking statements appearing herein. If any of the following risks actually occurs, the business, financial condition or results of operations of PrimeCare Systems, Inc. would likely suffer materially. As a result, the trading price of its common stock, if a trading market develops, may decline and you could lose all or part of your investment.

Risks Relating to the Business of PrimeCare Systems, Inc.

    1. We have sustained operating losses in every year of our existence and have minimal assets. The Company has suffered losses from operations during each of its last ten fiscal years, and for the nine months ended March 31, 2005. As a result of such losses, the Company has incurred an accumulated deficit in excess of $7,000,000, through March 31, 2005. and a stockholders' deficiency of $176,126 as of that date. The Company is currently operating at a loss and it is anticipated that the Company will continue to operate at a loss in the foreseeable future, and the Company may never operate at a profit in the future.

ALTHOUGH THE REPORT OF THE COMPANY'S INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS IS A GOING CONCERN OPINION, IT STATES THAT OUR LOSSES FROM OPERATIONS, STOCKHOLDERS' DEFICIENCY AND OTHER FACTORS RAISE SUBSTANTIAL DOUBT ABOUT PRIMECARE'S ABILITY TO CONTINUE AS A GOING CONCERN. These factors and the fact that the Company's Independent Certified Public Accountants raise doubts about the Company's ability to continue as a going concern, will have an adverse effect on the Company's ability to secure additional and needed financing.

   2.    We have assumed the debt and other obligations of OCG
Technology, Inc. pursuant to the terms of the agreement and plan of reorganization. The Company has assumed the debt of OCG Technology, Inc. ("OCGT") , known , unknown and contingent. The known liabilities of OCGT, as of March 31, 2005, consists of $187,500 of notes payable to shareholders and$27,090 for an aggregate of $214,590. The notes are due and payable on July 10, 2007, and the accounts payable are current liabilities. The Company's assumption of these obligations ,including the UNKNOWN AND CONTINGENT LIABILITIES of OCGT, further weakens the Company's financial condition and will have an adverse effect on the Company's ability to secure additional financing.

   .3.   We may not be able to develop a significant market for our technology, which could cause our business to fail. The financial success of the Company is dependent upon its ability to successfully market the PrimeCareTM System, Version Nine; PrimeCareOnTheWeb.com; YourOwnDoctor.com; YourOwnHealth.com; and the shopping cart on DeniseAustin.com. See "DESCRIPTION OF BUSINESS" and "MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATIONS".

   The PrimeCareTM System, Version Nine. The PrimeCareTM System and other electronic medical records are a relatively new concept in the management of a medical practice, and their success is dependent upon its acceptance by healthcare industry. To date, physicians have not, in significant numbers, accepted the concept of the electronic medical record. PrimeCareTM System may never be accepted by a sufficient number of healthcare providers to ensure its profitability. If the Company's heath care software products never become profitable, it could cause the Company to fail. See "DESCRIPTION OF BUSINESS" and "MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATIONS".

   PrimeCareOnTheWeb.com and YourOwnDoctor.com are Web sites for healthcare providers and are new concepts in the management of a medical practice and their successes are dependent upon their acceptance by healthcare providers. There can be no assurance that http://www.primecareontheweb.com or http://www.yourowndoctor.com will be accepted by a sufficient number of healthcare providers to ensure its profitability. See "DESCRIPTION OF BUSINESS" and "MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATIONS".

   YourOwnHealth.com is a Web site for consumers, and is a new concept in the management of a medical problems. Its success is dependent upon its acceptance and use by consumers. There can be no assurance that http://www.yourownhealth.com will be accepted by a sufficient number of consumers to ensure its profitability. See "DESCRIPTION OF BUSINESS" and "MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATIONS".

   4. Adverse effects of competing technologies. Other companies market systems which may have some of the features of the PrimeCareTM System. Our current and potential competitors may develop products and technologies that we cannot compete with. Some of our competitors have substantially greater financial, development and marketing resources than we do. Other products may be developed by third parties, which would adversely affect the marketability or profitability of any, or all, of the Company's products. See "DESCRIPTION OF BUSINESS - Competition" and "MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATIONS".

   5. We may not be able to protect our proprietary rights which could impair our business and cause us to incur substantial expense to enforce our rights. We do not hold any patents on our technology. The content of the PrimeCareTM System and each of the other products is protected by copyrights. However, we may not be able to protect our proprietary rights. Our inability to protect our rights could impair our business and cause us to incur substantial expense in attempts to enforce our rights. Our extremely weak financial position could prevent us from attempting to protect our rights. We rely on our copyrights, trade secrets, confidentiality agreements and know-how to protect our technologies, all of which may not be sufficient to protect us.

   6. The company is operating in the medical field, which is subject to extensive federal, state and local regulation. Although the Company believes that it complies with all federal, state and local regulations, it cannot predict the nature or effect of government regulations that might be adopted which could adversely effect, or prevent, the marketability of our products.

   7.    There is substantial doubt about our ability to continue as a going concern due to working capital shortages, which means that we may not be able to continue operations unless we obtain additional funding. To date, the Company has been unable to provide sufficient working capital from operations. Therefore, to fund its operations, has relied significantly on capital contributions from OCG Technology, Inc. Its parent company and sole
shareholder.   In the future it will have to rely on the sale of equity
interests in the Company, and from loans to it by some of its officers and shareholders. Since the Company's stock will not be publicly traded until this Registration Statement becomes effective, and thereafter, we are able to establish a market for our stock, the sale of equity interests may not be possible. See No market for our common stock. below and "MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATIONS", "STOCKHOLDERS EQUITY" and "FINANCIAL STATEMENTS".

   8.    The company relies on a few products for its revenues. The
Company currently relies on the marketing of the PrimeCareTM System and its three Web sites for its revenues and the operation of the its "shopping cart" on the fitness Web site known as www.DeniseAustin.com. The three Web sites are based and tied to the PrimeCareTM System. The Company does not have the financial ability to develop or acquire new products to market. Therefore, in the event the Company cannot successfully market its current
products, the Company may fail.   See "DESCRIPTION OF BUSINESS" and
"MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATIONS".

   9. No cash dividends will be declared and paid in the foreseeable future.. The Company has never paid cash dividends on its common stock. Payment of dividends is within the discretion of the Company's Board of Directors, and will depend, among other factors, on earnings, capital requirements and the operating and financial condition of the Company. At the present time, the Company's anticipated capital requirements are such, that it intends to follow a policy of retaining earnings, if any, and not paying cash dividends, in order to finance the development of its businesses.

   10. The Board of Directors has the power to create classes of both common and preferred stock. On December 31, 2004, the sole stockholder of the Company authorized the amendment of the Company's Certificate of Incorporation. The amendment authorized the Company to issue 200,000,000 shares of common stock, par value $.001 per share and 10,000,000 shares of Preferred Stock, par value $.01 per share, either of which may be issued in series. The Board of Directors of the Company was authorized to determine and alter the rights, preferences, privileges and restrictions granted to, or imposed upon, each series of stock to be issued by the Company. As a result, from time to time, differing series of common stock and/or Preferred Stock could be created which may adversely affect the voting power or other rights of the current stockholders See "DESCRIPTION OF SECURITIES".

   11. There is no market for the securities being issued hereby, and none may ever develop. PrimeCare Systems, Inc. anticipates that following the spin-off of its shares to the OCG Technology, Inc. stockholders, it will apply for listing of its common stock on the OTC Bulletin Board. However, there is currently no market for our shares and there can be no assurance that any such market will ever develop or be maintained. Any trading market that may develop in the future will most likely be very volatile, and numerous factors beyond the control of PrimeCare Systems, Inc. may have a significant effect on the market. Only companies that report their current financial information to the SEC may have their securities included on the OTC Bulletin Board. Therefore, only upon the effective date of this registration statement may PrimeCare Systems, Inc. apply to have its securities quoted on the OTC Bulletin Board. In the event that PrimeCare Systems, Inc. loses the status as a "reporting issuer," any future quotation of its shares on the OTC Bulletin Board may be jeopardized. Also, secondary trading of PrimeCare Systems, Inc. shares may be subject to certain state imposed restrictions. Except for the plans to apply to the OTC Bulletin Board for listing, there are no plans, proposals, arrangements or understandings with any person concerning the development of a trading market in any of the securities of PrimeCare Systems, Inc., nor are there any plans to file with any state. Therefore, the shareholders, who receive stock in the dividend distribution, may be receiving illiquid stock.

   12. OCG Technology, Inc. stockholders may want to sell their PSI shares after they are received in the spin-off and this could adversely affect the market for our securities. OCG Technology, Inc. will distribute 69,901,120 shares of the common stock of PrimeCare Systems, Inc. to its stockholders in the spin-off distribution Because OCG Technology, Inc. will divest itself of its ownership of PrimeCare Systems, Inc. shares, the stockholders of OCG Technology, Inc. may not be interested in retaining their investment in our Company. Because OCG Technology, Inc. stockholders will receive registered shares in the spin-off, they will generally be free to resell their PSI shares immediately upon receipt, in the event that a market for PrimeCare Systems, Inc. shares develops. If any number of OCG Technology, Inc. stockholders offer their shares of PSI for sale, the market for its securities could be adversely affected. In addition, up to an additional 18,836,262 shares, of PrimeCare Systems Inc. common stock, may be issued upon the exercise of warrants that may be issued pursuant to the Exchange Offer. If exercised this would increase the issued and outstanding common shares of the Company to 88,737,382. These additional shares, being added to the market, or if unexercised and is overhanging the market, could also have an adverse effect on the marketability of the Company's stock and adversely effect the market price of the shares.

      13. The so called "penny stock rule" could make it cumbersome for brokers and dealers to trade in the common stock of PrimeCare Systems, Inc., making the market for its common stock less liquid which could have a negative effect on the price of its stock. In the event that the anticipated spin-off of shares of PrimeCare Systems, Inc. is successful and its shares are ultimately accepted for trading in the over-the-counter market, trading of its common stock may be subject to certain provisions of the Securities Exchange Act of 1934, commonly referred to as the "penny stock" rule. A penny stock is generally defined to be any equity security that has a market price less than $5.00 per share, subject to certain exceptions. If the stock of PrimeCare Systems, Inc. is deemed to be a penny stock, trading will be subject to additional sales practice requirements on broker-dealers. These may require a broker-dealer to:

      * make a special suitability determination for purchasers of PrimeCare Systems, Inc. shares;

      * receive the purchaser's written consent to the transaction prior to the purchase; and

      * deliver to a prospective purchaser of shares of PrimeCare Systems, Inc. prior to the first transaction, a risk disclosure document relating to the penny stock market.

      Consequently, penny stock rules may restrict the ability of broker-dealers to trade and/or maintain a market in the common stock of PrimeCare Systems, Inc. Also, prospective investors may not want to get involved with the additional administrative requirements, which may have a material adverse effect on the trading of the shares of PrimeCare Systems, Inc.

Risks Relating to the Exchange Offer

      1. The Exchange Offer may not be completed. The Exchange Offer will occur as of, and is conditioned upon, the closing of the share exchange agreement, which, itself, is subject to completion of the spin-off and other closing conditions. The closing of the share exchange agreement, in turn, is conditioned upon acceptance of the Exchange Offer by all of the holders of outstanding OCG Technology, Inc. warrants, unless this condition is waived by CenterStaging Musical Productions, Inc. in its discretion. If less than all the holders of OCG Technology, Inc. warrants fail to accept the Exchange Offer, or other conditions to closing of the share exchange agreement do not occur, the Exchange Offer may not be completed.

      2. Determination of terms of the Exchange Offer. The terms of the Exchange Offer were determined by us, and do not necessarily bear any relation to the value of outstanding OCG Technology, Inc. warrants or other established criteria.

      3. Tax consequences. If you accept the Exchange Offer, you may be taxable on the value of the warrants you receive in excess of your basis in the OCG Technology, Inc. warrant.

      4. No dividends. We have never paid cash dividends on our common stock, and do not anticipate doing so in the foreseeable future.

      5. No trading market. There is no market for the warrants to be issued in the Exchange Offer, and no market is expected to develop. There also is no trading market for our common stock, and there can be no assurance that a trading market will develop in the future. Accordingly, persons who accept the Exchange Offer should be prepared to hold the warrants received in the Exchange Offer and any shares of common stock received upon any exercise of the warrants indefinitely.


                  FORWARD LOOKING AND CAUTIONARY STATEMENTS

      This Prospectus, including the sections entitled "Summary," "Risk Factors," "Management's Discussion and Analysis or Plan of Operations" and "Business," contains forward-looking statements. These statements relate to future events or our future financial performance and involve known and unknown risks and uncertainties. These factors may cause our company's or our industry's actual results, levels of activity, performance or achievements to be materially different from those expressed or implied by the forward-looking statements. These risks and other factors include those listed under "Risk Factors" and elsewhere in this Prospectus. In some cases, you can identify forward-looking statements by terminology such as "may," "will" "should," "expects," "intends," "plans," "anticipates," "believes," "estimates," "predicts," "potential," "continue," or the negative of these terms or other comparable terminology.

      You should be aware that a variety of factors could cause actual results to differ materially from the anticipated results or other matters expressed in forward-looking statements. These risks and uncertainties, many of which are beyond our control, include:
      * The ability of PrimeCare Systems, Inc. to market its products and services;
      * The anticipated benefits and risks associated with the business strategy of PrimeCare Systems, Inc.;
      *     Volatility of the stock market;
      * PrimeCare Systems, Inc. future operating ability and the future value of its common stock;
      * The anticipated size or trends of the market segments in which we compete and the anticipated competition in those markets;
      *      The future capital requirements of PrimeCare Systems, Inc. and
            its ability to satisfy its needs; and      general economic
            conditions.

      You are cautioned that any forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties. Actual results may differ materially from those included within the forward-looking statements as a result of various factors. Cautionary statements in the risk factors section and elsewhere in this Prospectus identify important risks and uncertainties affecting the future of PrimeCare Systems, Inc. , which could cause actual results to differ materially from the forward-looking statements made in this Prospectus.

      Neither PrimeCare Systems, Inc. nor any other person assumes responsibility for the accuracy or the completeness of the forward looking statements. PrimeCare Systems, Inc. is under no duty to update any of the forward- looking statements after the date of this report to conform such statements to actual results or to changes in our expectations.

                               USE OF PROCEEDS

   We will receive no proceeds from the distribution of our shares in the spin-off. We also will receive no proceeds from the exchange offer, except to the extent any of the warrants issued in the exchange offer are exercised in the future. We will receive $1,630,458.00 in the aggregate assuming all of the warrants offered hereby are issued and are exercised in full. There is no assurance that any of the warrants will be exercised. Any proceeds from any future exercise of the warrants will be used to augment our working capital

                                DILUTION

On December 31 2004, to enable the stock dividend/spin-off, the Company approved the amendment of its Certificate of Incorporation to increase the authorized shares of common stock of the Company to 200,000,000 shares of common stock, par value $.001 per share and 10,000,000 shares of Preferred Stock, par value $.01 per share. The amendment became effective on January 10, 2005. On December 31, 2004, the Board of Directors of the Company, with the approval of its sole stockholder, also agreed to convert each share of common stock of the Company's, par value $.01per share, outstanding into 13,980.224 shares of the Company's common stock, par value $.001 par value per share, giving the Company an aggregate of 69,901,120 issued and outstanding shares of common stock, par value $.001 per share, on the effective date of the amendment of the certificate of incorporation. The Company's balance sheets for both June 30, 2004 and March 31, 2005 both give effect to the retroactive stock split which took place on January 10, 2005.
 PrimeCare Systems, Inc. had outstanding 69,901,120 shares of its $0.001 par value common stock, with an unaudited deficit net book value as reflected on
the PrimeCare Systems, Inc. balance sheet at March 31, 2005   of a $176,126,
or a negative $.0025 per share. Net book value per share represents the amount of the total assets less liabilities of PrimeCare Systems, Inc., divided by the number of shares of its common stock outstanding. The spin-off transaction represents a distribution of shares that are already outstanding and will have no effect on the net book value of PrimeCare Systems, Inc. However, in the event of the exercise of all of the 18,836,262 warrants issued, or to be issued, pursuant to the concurrent exchange offer as more fully explained in the section headed Agreement and Plan of Reorganization on page 19, PrimeCare Systems Inc. will receive $1,630,458 as equity capital and will have a net book value of $1,454,332, or a positive $.02 per share. The exercise of all of these warrants would have an anti-dilutive effect upon the shares of the Company.

                                CAPITALIZATION

      The following table sets forth the capitalization of PrimeCare Systems, Inc. as of December 31, 2004, on an actual basis. You are urged to read this table together with the financial statements and accompanying notes that are included later in this Prospectus.
                                             March 31, 2005
                                                    (Unaudited)
      Stockholders' deficit:
      Preferred stock, $0.01par value per share, 10,000,000 shares authorized, zero issued and outstanding
      Common stock,  $0.001 par value per share, 200,000,000 authorized
            69,901,120 shares issued and outstanding        $      69,901
      Additional paid-in capital                                7,349,241
      Accumulated deficit                                      (7,595,268)
      Total stockholders' deficit                           $    (176,126)
                                                             =============


                            DETERMINATION OF PRICE

      The distribution described in this Prospectus is a spin-off dividend distribution of 69,901,120 shares of PrimeCare Systems, Inc. common stock owned by OCG Technology, Inc., which represents 100% of the outstanding common stock of PrimeCare Systems, Inc. OCG Technology, Inc. will distribute the 69,901,120 shares that it owns to its stockholders within thirty days after the date of the Prospectus. No new shares are being sold in this distribution and no offering price has been established for our common stock. Upon completion of the distribution, PrimeCare Systems, Inc.
will apply to have its shares quoted on the OTC Bulletin Board.   No
assurances can be provided that the shares of PrimeCare Systems, Inc. will be accepted by the OTC Bulletin Board, or at what price its shares will trade if a market for them does develop, nor can any assurances be provide that a market will develop.

   In connection with the spin-off, PrimeCare Systems, Inc. also is offering to issue warrants to purchase up to 18,836,262 shares of its common stock in exchange for outstanding warrants to purchase the same number of shares of common stock of OCG Technology, Inc. The OCG Technology, Inc. warrants are held by approximately twenty-two holders who received the warrants in various transactions by OCG Technology, Inc. involving the holders' provision of services or other consideration to OCG Technology, Inc. The OCG Technology, Inc. warrants have no shares reserved for their exercise, but will become exercisable at exercise prices ranging from $0.02 to $0.25 per share, or at a weighted average exercise price of $0.0866 per share, for the term expiring one year after the date that the number of authorized shares of OCG Technology, Inc. common stock, par value $.01 per share, is increased from fifty million to one hundred million.

   PrimeCare Systems, Inc. is offering to exchange a warrant to purchase the same number of shares of its common stock at the same exercise price per share to all holders of the OCG Technology, Inc. warrants. All of the warrants being offered will be exercisable for a term of three years from issuance, and will be on the other terms and provisions described under "Description of Securities-Warrants."

   The exercise price and other terms of the warrants being offered were determined by PrimeCare Systems, Inc. based upon its assessment of the terms that would be necessary to accomplish the exchange and bear no relation to any ascertainable value of the warrants or other criteria.

   There is no market for the warrants offered hereby and none is expected to develop.


                 CERTAIN MARKET INFORMATION AND MARKET RISKS

      There is not presently, nor has there ever been, a public trading
market for the common stock of PrimeCare Systems, Inc.   It is anticipated
that following the proposed spin-off of the shares by OCG Technology, Inc., PrimeCare Systems, Inc. will make an application to the NASD to have its shares quoted on the OTC Bulletin Board. The application of PrimeCare Systems, Inc. to the NASD will consist of current corporate information, financial statements and other documents as required by Rule 15c2-11 of the Securities Exchange Act of 1934.

      Inclusion on the OTC Bulletin Board permits price quotations for the shares of PrimeCare Systems, Inc. to be published by that service. Although PrimeCare Systems, Inc. intends to submit an application to the OTC Bulletin Board subsequent to the filing of this registration statement, it does not anticipate that its shares will immediately be traded in the public market. Also, secondary trading of PrimeCare Systems, Inc. shares may be subject to certain state imposed restrictions. Except for the application to the OTC Bulletin Board, there are no plans, proposals, arrangements or understandings with any person concerning the development of a trading market in any of the securities of PrimeCare Systems, Inc. There can be no assurance that shares of PrimeCare Systems, Inc. will be accepted for trading on the OTC Bulletin Board or any other recognized trading market. Also, there can be no assurance that a public trading market will develop following the spin-off or at any other time in the future or, that if such a market does develop, that it can be sustained.

      Without an active public trading market, you may not be able to liquidate the shares you received in the spin-off. If a market does develop, the price for the securities of PrimeCare Systems, Inc. may be highly volatile and may bear no relationship to its actual financial condition or results of operations. Factors discussed in this Prospectus, including the many risks associated with an investment in the securities of PrimeCare Systems, Inc., may have a significant impact on the market price of PrimeCare Systems, Inc. common stock.

      The ability of individual stockholders to trade their shares of PrimeCare Systems, Inc. in a particular state may be subject to various rules and regulations of that state. A number of states require that an issuer's securities be registered in their state or appropriately exempted from registration before the securities are permitted to trade in that state. Presently, PrimeCare Systems, Inc. has no plans to register its securities in any particular state.

      It is unlikely that securities PrimeCare Systems, Inc. will be listed on any national or regional exchange or on The Nasdaq Stock Market. Therefore, shares of PrimeCare Systems, Inc. most likely will be subject to the provisions of Section 15(g) and Rule 15g-9 of the Exchange Act, commonly referred to as the "penny stock" rule. Section 15(g) sets forth certain requirements for broker-dealer transactions in penny stocks and Rule 15g-9(d)(1) incorporates the definition of penny stock as that used in Rule 3a51-1 of the Exchange Act.

      The SEC generally defines a penny stock to be any equity security that has a market price less than $5.00 per share, subject to certain exceptions. Rule 3a51-1 provides that any equity security is considered to be a penny stock unless that security is: registered and traded on a national securities exchange meeting specified criteria set by the SEC; authorized for quotation on The Nasdaq Stock Market; issued by a registered investment company; excluded from the definition on the basis of price (at least $5.00 per share) or the issuer's net tangible assets; or exempted from the definition by the SEC. Broker-dealers who sell penny stocks to persons other than established customers and accredited investors (generally persons with assets in excess of $1,000,000 or annual income exceeding $200,000, or $300,000 together with their spouse), are subject to additional sales practice requirements.

      For transactions covered by these rules, broker-dealers must make a special suitability determination for the purchase of such securities and must have received the purchaser's written consent to the transaction prior to the purchase. Additionally, for any transaction involving a penny stock, unless exempt, the rules require the delivery, prior to the first transaction, of a risk disclosure document relating to the penny stock market. A broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative, and current quotations for the securities. Finally, monthly statements must be sent to clients disclosing recent price information for the penny stocks held in the account and information on the limited market in penny stocks. Consequently, these rules may restrict the ability of broker-dealers to trade and/or maintain a market in the common stock of PrimeCare Systems, Inc. and may affect the ability of stockholders to sell their shares. These requirements may be considered cumbersome by broker-dealers and could impact the willingness of a particular broker-dealer to make a market in the shares of PrimeCare Systems, Inc., or they could affect the value at which its shares trade. Classification of the shares as penny stocks increases the risk of an investment in the shares of PrimeCare Systems, Inc.

   As of the date hereof, OCG Technology, Inc. is the sole holder of the common stock of PrimeCare Systems, Inc. According to the stockholder list of March 22, 2005, the date of record for stockholders of OCG Technology, Inc. to receive shares of the common stock of PrimeCare Systems, Inc. in the spin-off, following the distribution of the shares of PrimeCare Systems, Inc., there will be approximately 69,901,120 shares of our common stock outstanding held of record by approximately 1,290 holders of record of the common stock of PrimeCare Systems, Inc. This number does not take into consideration stockholders whose shares are held by broker-dealers, financial institutions or nominees. If the warrant exchange is accepted, in full, PrimeCare Systems, Inc. also will have outstanding warrants to purchase up to approximately 18,,836,262 shares of common stock held by approximately twenty-two warrant holders.

Dividend Policy

       PrimeCare Systems, Inc. has never declared or paid cash dividends or made distributions and does not anticipate paying cash dividends or making distributions in the foreseeable future. PrimeCare Systems, Inc. currently intends to retain and invest future earnings to finance operations.

                            DESCRIPTION OF BUSINESS

General.
PrimeCare Systems, Inc.(which, together with its subsidiaries, unless the context otherwise requires, is referred to as the "Company"): (i) created, owns, maintains, and markets the PrimeCareTM Patient Management System, Version Nine ("PrimeCareTM Version Nine") which includes the CodeComplierTM;
(ii) created, owns, maintains, and markets Web sites containing secure Internet enhanced, and targeted components of the PrimeCareTM System, which Web sites are known as www.PrimeCareOnTheWeb.com, www.YourOwnDoctor.com, and www.YourOwnHealth.com; and (iii) created, maintain and market a shopping cart on a fitness Web site, known as www.DeniseAustin.com.

The Company's principal executive office is located at 56 Harrison Street, New Rochelle, New York 10801 and its telephone number is (914) 576-8457. The Company was organized under the laws of the State of Delaware on May 2, 1994.

Although the Company's primary source of revenues are derived from the operation of the "shopping cart" on the fitness Web site known as www.DeniseAustin.com, the Company believes that the PrimeCare System and its related Web sites will become the major source of the Company's revenues.
To date, market penetration by both the Company and its competitors has been very small. An article appearing in the May 23, 2005 edition of the Wall Street Journal entitled "Software for Symptoms" discusses the use of computers in medicine. The subtitle states "Diagnostic software hasn't caught on yet among doctors. But that may be starting to change." The article raises the question "So why hasn't diagnostic software found more of a market?"


It then states in response "Some doctors say it takes too much time to enter extensive patient data into some systems." it then continues with "If your
HMO allows you 10 and a half minutes to see a patient how are you going to do this?" quoting David Goldmann, a physician who serves as vice president and editor in chief of the Physicians' Information and Education Resource, a guide to clinical care published by the American College of Physicians in Philadelphia." Unlike competitive electronic medical records ("EMR") or computerized patient records ("CPR") the PrimeCare System reduces the time the physician spends with the patient.  This is accomplished by the
PrimeCare System because it contains and uses an authoritative and comprehensive knowledge database of approximately 280 symptom and problem oriented patient Questionnaires for diagnostic and follow-up office visits, which Questionnaires are answered by the patient, without requiring physician time or presence, and when completed generates a report which contains all "yes" answers, pertinent "no" answers, and list the diagnostic possibilities in alphabetical order with the responses which gave rise to said diagnostic consideration. The System does not make any decisions. It gathers and prepares information for the physician for them to review and
then make the decision or diagnosis.   This is more fully discussed below.
The Company believes that when this becomes more widely known the PrimeCare System will be able to make a significant penetration of the potential market.

Products Overview.


PrimeCare(TM) Patient Management System, Version Nine
PrimeCare(TM) Patient Management System, Version Nine ("PrimeCareTM Version Nine ) is a complete, ground-up redesign and re-write of the Company's initial electronic medical record ("EMR") system, the PrimeCareTM Patient Management System ("PCPMS"). The overall system architecture has been changed; the supporting data base structures have been enhanced; the client interface has been redesigned to more accurately reflect the operational needs of the end-users, and user installation has been greatly simplified and hardware cost reduced.


PrimeCareTM Version Nine is a user friendly, patient management system that is patient, physician and staff, interactive. PrimeCareTM Version Nine: (i) creates an electronic medical record documenting the patient physician encounter; (ii) is Health Insurance Portability Accountability Act ("HIPAA") compliant; (iii) is designed for use in national and local health care systems, military organizations, correctional facilities, HMOs, hospitals with outpatient services, ambulatory clinics, group practices and solo practitioners; (iv) uses an authoritative and comprehensive knowledge database of approximately 280 symptom and problem oriented patient Questionnaires for diagnostic and follow-up office visits; (v) collectively contains over 100,000 complaint and disease state questions, over 2,000 diagnoses, over 675 physician reference articles, over 300 patient education articles; (vi) allows the staff to schedule the appropriate Questionnaire and enter the patient's vital signs; (vii) interacts directly with the patient by having the patient select the answers from the Questionnaires that apply to their problem; (viii) does not require the patient to have computer or typing skills; (ix) enables the physician to obtain their patients' detailed History of Present Illness ("HPI") by having the patient answer the Questionnaires without requiring physician or staff time; (x) allows the physician to interact directly with PrimeCareTM Version Nine to select and document the normal and abnormal physical findings, assessments, tests, prescriptions and treatment plan for the patient; (xi) provides automatic (real time) calculation of the Health Care Finance Administration's ("HCFA") Evaluation and Management ("E&M") code, with a full audit trail, used for determining the reimbursement level by Medicare, health insurance providers and other third party payors for the office visit; (xii) reduces risk of malpractice liability due to errors of omission and "failure to consider"; (xiii) permits patients to answer Questionnaires at their own speed (xiv) creates significant clinical and patient databases for outcomes research.


When the patient arrives at, or telephones, the doctor's office , a designated staff member selects the appropriate Questionnaire based upon the patient's chief complaint and/or symptoms and if the patient is at the doctor's office, takes and enters the patient's vital signs. The patient at the doctor's office is then seated at a computer, or if at home or office then via the Internet, answers complaint-specific questions contained in the Questionnaire, by using either the keyboard number keys or mouse to indicate answers that apply to him or her. No typing or computer skills are required. When the patient has completed the Questionnaire, PrimeCareTM Version Nine creates a Preliminary Report (the "Report") for the physician to review before examining the patient. The Report contains the patient's current problems, medications and allergies, and the patient's detailed HPI that includes all of positive and significant negative responses to the questions contained in the Questionnaire , vital signs and an alphabetical list of the diagnostic possibilities with the patient's responses repeated that support, or give rise, to each diagnostic possibility. By freeing up the time physicians would normally have to spend asking patient history questions and recording responses, PrimeCareTM Version Nine permits physicians to see more patients and/or to spend more quality time with each patient. PrimeCareTM Version Nine is also easy for physicians to understand and use. The same simple key stroke or mouse click process allows the physician or appropriate staff member to select and document the: physical findings (normal and abnormal), assessment, tests, treatment plan, prescribe medications, and patient education handout materials and to schedule follow-up visits, thus creating and electronically storing, the patient's record and virtually eliminates dictation and transcription costs. The physician or appropriate staff member can also type a comment that expands upon an answer selected by the patient in the Questionnaire, a physical finding, an assessment, a treatment plan, a prescription, or about any subject that may be appropriate. At the conclusion of the encounter a final summary report of the visit that includes, the patient's HPI, physical findings, assessment, tests, prescriptions, treatment plan, patient educational materials and the scheduled follow-up visit, are stored electronically in the patient's file, and a copy can be printed for the patient.



PrimeCareTM Version Nine: standardizes the patient record and assures consistency in patient care since all patients with the same symptoms or problems answer the same Questionnaire and questions, eliminating inconsistencies which occur when questions are asked orally and all of the same questions may not be asked of each patient; creates a patient database for clinical and outcomes research; supports utilization review and quality assurance audits; improves the quality of care; increases efficiency and productivity of the physician's practice; automatically generates a problem list; incorporates patient care algorithms and clinical practice guidelines; permits, with appropriate security controls, both local and remote, on-line electronic retrieval of patient records and hard copy print outs; enables rapid access to important patient data for clinical care; contains and provides patient education materials about disease, disease management, tests and medications; and provides physician reference materials.


PrimeCareTM Version Nine's overall system architecture has been redesigned away from a local network based two-tier client-server application, used in the prior version of the PCPMS, to incorporate a robust three-tier client-provider-relational database management system ("RDBMS") application, designed for geographically separated tiers. The client (end-user) tier of PrimeCareTM Version Nine is designed to connect with the middle or provider (server) tier via secure Internet communications. The provider and data base tiers are designed to support multiple, distinct clients simultaneously. The client application has been designed to allow easy internationalization and localization (easy adaptation to local currency, date and time conventions).

Supporting databases have been redesigned to remove unnecessary redundancies, including a major redesign of the patient/physician encounter questionnaire. Also, provisions have been added for support of an unlimited number of alternative languages. Currently, language support is offered in, or being developed for, English, Spanish, French, and Simplified Chinese.

PrimeCare(TM) Version Nine continues to be a Windows(TM) application. Although the client tier will run on Windows 98SE or any later Windows desktop operating system, such as Windows 2000, Windows NT, or Windows XP. It will not run on Unix or Linux. The server (provider tier) and data base tiers of PrimeCare(TM) Version Nine should be hosted on redundant Windows 2000 or Windows XP servers with appropriate backup, and standby support.

The three-tier architecture of PrimeCareTM Version Nine provides many advantages, including easy client installation; reduced on-site support requirements; enhanced data security; and maximum flexibility. PrimeCareTM Version Nine's reduced installation and maintenance costs and its flexibility enables it to be adapted to a wide variety of health care organizational uses, including national and local health care systems, military organizations, correctional facilities, HMOs, hospitals with outpatient services, clinics, group practices and solo practitioners.

As a three-tier application, PrimeCareTM Version Nine requires only that the client tier application be installed at the end-user location. This system architecture greatly simplifies both user installation and system maintenance. Although the client (end-user) tier uses the Internet to communicate with the provider and data base tiers, it is not a browser-based application, thereby eliminating the many compatibility and security issues involved in supporting multiple browser configurations. The PrimeCareTM Version Nine client is a specially written front-end application, designed to be downloaded by the client via a web connection, and then installed at the client's location using normal Windows installation procedures.

The system is designed to support multiple reimbursement models, including free demo, no-charge use, sponsored use, flat fee, periodic (monthly / annual) fee, activity based fees, and option-based fees.

      PrimeCareTM Patient Management System ("PCPMS")
The PCPMS was the Company's initial EMR offering. The Company has discontinued marketing the PCPMS

      CodeComplierTM:
The Company has also developed CodeComplierTM an application software program that was designed to be used in conjunction with The Company's PrimeCareTM Version Nine and PrimeCareOnTheWebTM. As each item of information is entered into and collected by PrimeCareTM during the patient encounter, the CodeComplierTM organizes the data in the proper classification and using the 1997 HCFA guidelines, automatically calculates HCFA's Evaluation and Management code level, with full audit trail, used for determining the reimbursement level by Medicare and other third party payers for the History, Physical Findings and Decision Making sections of the office visit. It totally eliminates the time and effort that would otherwise be required by the physician or office personnel to complete this task. CodeComplierTM takes the guesswork out of E&M and third party payer compliance. CodeComplierTM is an integral part of PrimeCareTM Version Nine.

      PrimeCareOnTheWeb.com (the "PCW Site"):
The PCW Site is a unique physician and patient interactive Site that: (i) uses PrimeCareTM Version Nine's unique Questionnaires for diagnostic and follow-up office visits, physician reference articles, patient education material, CodeComplierTM for real time calculation of E&M code and the scheduler portion of PrimeCareTM Version Nine; (ii) enables physicians to obtain their patient's detailed HPI by having the patient answer Questionnaires via the Internet without requiring physician time; (iii) saves the physician and staff the time required to obtain the HPI, thus allowing them to give more attention to each patient and/or see more patients; (iv) produces an extremely comprehensive HPI that includes all of the "yes" answers, pertinent negatives and a list of the diagnostic possibilities with the answers repeated that support each diagnostic consideration; (v) is HIPAA compliant; (vi) protects all Internet communication and the confidentiality rights of every user through a unique user ID and password per Questionnaire to be answered and secure digital certificates from VeriSignTM, (vii) encrypts all data for storage; (viii) enables creating a significant database for outcomes research; and (ix) automatically provides registered physicians individual Web sites on YourOwnDoctorTM.

      YourOwnDoctor.com (the "YOD Site"):
The YOD Site is a web community created, owned, operated and maintained by the Company that: (i) provides free individual Web sites for physicians, physician groups, and other health care providers that register for PrimeCareOnTheWebTM; (ii) enables physicians to promote their services through displaying credentials, including photos of each physician and staff in the office, listing specialties, office hours, directions, maps, phone numbers, e-mail addresses, and accepted insurance plans; (iii) provides useful links to other medical sites; (iv) provides a direct link from physician site to PCW that enables patient to access appropriate Questionnaire and complete; (v) provides direct link to YourOwnHealthTM for use by patients.

      YourOwnHealth.com (the "YOH Site"):
The YOH Site is a unique, free online health and wellness site designed to empower health care consumers to be better prepared for their next visit to the doctor. The YOH Site offers: (1) the "Medical Interview" that: (i) enables visitors to securely and anonymously select and complete from approximately 104 of the 285 Questionnaires contained in PrimeCareTM Version Nine; (ii) generates and makes available to the visitor a detailed HPI report based upon their responses; (iii) permits the visitor to answer the Questionnaires in either English or Spanish; (iv) encrypts all medical data and uses digital certificates from VeriSignTM for Internet communication;
(v) provides banner links to the YOD Site and www.DeniseAustin.com. (2) "YourOwnHealthTM Notebook": (i) is a secure depository for storage of personal and family medical data for Registered Members; (ii) can be accessed only through the use of registered IDs and Passwords; (iii) encrypts all medical data and uses digital certificates from VeriSignTM for Internet communication; (iv) provides a convenient way to keep track of personal health issues such as allergies, immunizations, medications and others that can be kept and edited on designated lists; (v) allows the Member to save their completed HPI Questionnaire reports and to add personal notes and reminders to the record. (3) "YourOwnHealthTM Reference" provides extensive health care consumer education material relating to diseases, disease management, medical procedures and prescription and common over the counter medications, including drug interaction.

      Marketing: The principal markets for the PrimeCareTM Version Nine are national and local health care systems, military organizations, correctional facilities, HMOs, hospitals with outpatient services, ambulatory/outpatient medical facilities, group practices and individual practitioners. PrimeCareTM Version Nine is designed to support multiple reimbursement models, including free demo, no charge use, sponsored use, flat fee, periodic (monthly quarterly, semi-annual and annual) fee, activity based fees and option based fees.

According to the American Medical Association, there are over 650,000 physicians in the U.S. creating a very large potential market for the System. The Company estimates that as many as 250,000 of these physicians could use PrimeCareTM Version Nine routinely. Currently, the Company has not derived any revenue from PrimeCareTM Version Nine and no assurances can be given that the marketing plan will succeed. The principal sources of income from the Web sites are branding/advertising fees and commissions from product sales. This income is directly related to the number of visitors to each site.

      Competition: The Company has not identified any competitive patient management system, which embodies all the features of PrimeCareTM Version Nine, in particular the complaint specific, interactive Questionnaires completed by the patient, and the report generated by the patient's responses.

Competitive systems require the physician to acquire the clinical information needed to make the diagnosis. This information is acquired mainly by verbally asking the patient questions. A physician may not ask every patient the same questions for the same problem, nor may different physicians always ask the same questions for the same problem. The PrimeCareTM Version Nine Questionnaires always ask every patient, every question for their problem, which makes the process consistent, and eliminates errors of omission from failure to ask a question.


Competitive systems require the physician to enter the data they acquired during a verbal interview with the patient, some by entering the data into a computer program, and others by selecting the physician's diagnosis from a computer program, which brings up on the computer a list of symptoms relating to that diagnosis and the physician checks off the patient's symptoms and enters them in that patients record. Whereas, PrimeCareTM Version Nine contains approximately 280 symptom and problem oriented patient Questionnaires for diagnostic and follow-up office visits, which Questionnaires are answered by the patient, without requiring physician time or presence, and when completed generates a report (the "Report") which contains all "yes" answers, pertinent "no" answers, and list the diagnostic possibilities in alphabetical order with the responses which gave rise to said diagnostic consideration, thus eliminating errors of omission for "failure to consider."


The physician reviews this report, examines the patient using PrimeCareTM Version Nine which contains both abnormal and normal findings, selects the diagnosis, selects and prescribes medications, recording them all in the patient's record by a click of the "mouse" or using the keyboard, all of which is done in real time. Since the Report list the diagnostic possibilities, the physician is less apt to overlook of forget about a diagnostic possibility. PrimeCareTM Version Nine makes a more complete record since it contains every question, every answer and every diagnostic possibility. Competitive systems increase the physicians work, while PrimeCareTM Version Nine reduces the work. The patient can answer the PrimeCareTM Version Nine Questionnaires on the Internet or in the physicians office.


 According to the Fact Sheet, of the Health Information Requests for Proposals, requested by the Office of the National Coordinator for Health Information Technology of the Department of Health & Human Services, dated June 6, 2005, http://www.os.dhhs.gov/healthit/documents/RFPfactsheet.pdf, there are more than 200 EHR (electronic health records) on the market today We do not believe that any competitor has a significant share of the market.
 To date, market penetration by both the Company and its competitors has been very small.

Fitness Web Site:

The Company has marketing arrangements with www.DeniseAustin.com ("DeniseAustin.com"), currently, the Company's primary source of revenues. The Company has entered into two agreements with the manager of the Web site. Under one agreement, the Company operates the "shopping cart" on the site and the second agreement retains the Company as the exclusive seller of Denise Austin videos and DVDs. The manager markets and promotes the site. The fitness and wellness Web site known as DeniseAustin.com features Denise Austin, a nationally known fitness expert who has had a daily fitness show on television for over 15 years. The Company's shopping cart sells a variety of Denise Austin products on the Web site. Visitors and fans are able to shop online for their favorite Denise Austin signature exercise videos, books, equipment, gear, and private label apparel and vitamins and nutraceuticals (a food or naturally occurring food supplement thought to have a beneficial effect on human health in the prevention and treatment of disease), as well as sign up for her monthly news letter, enjoy fitness tips, exercises, motivation messages, and some of her favorite healthy recipes.

   Competition:   There are a number of sellers of fitness  videotapes
including those of Denise Austin, such as retail stores and other Web sites.
 However, the Company is the exclusive seller of fitness videos and DVDs on Denise Austin's Web site which is promoted by Denise Austin, the host of Lifetime Television's "Denise Austin's Fit & Lite" and "Denise Austin's
Daily Workout".   She is also a columnist for Prevention magazine and has
written many books, including "Fit and Fabulous After 40," "Lose Those Last 10 Pounds" and "Shrink Your Female Fat Zones." As a result of ads and other forms of promotion, people come to the Web site, and pay to join, and become members of, and participate in, Denise Austin's Fit Forever, all of which generates visitors to the Web site and our shopping cart.

      Government Regulation
   The Company is operating in the medical field, which is subject to extensive federal, state and local regulations. Neither the PrimeCareTM Version Nine, nor the CodeComplierTM require FDA filings or approval. However, PrimeCareTM Version Nine must be, and it is, compliant with the Health Insurance Portability Accountability Act ("HIPAA") to enable physicians to use it. However, there can be no assurance that new laws will not be passed, or current regulations changed, the enactment of which could negatively effect, or prohibit, the marketability of PrimeCareTM Version Nine.

      Employees
      The Company has nine employees including officers. Two full time employees are non-salaried officers, four are full time salaried employees, and one is a paid part time employee, and two are commissioned employees.

PROPERTIES

The Company leases approximately 1,000 square feet of office space at 56 Harrison Street, New Rochelle, New York where it maintains its executive office. The lease bears an annual rental of $22,117.08 and expires on June 30, 2005. The Company also leases approximately 3,634 square feet of office space in Newport News, VA. The lease bears an annual rental $44,798 until it expires on May 31, 2005.

LEGAL PROCEEDINGS

The Company is not involved in any legal proceeding at this date.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

General
The following discussion and analysis should be read in conjunction with the Consolidated Financial Statements and Notes thereto appearing elsewhere herein.
The Company has experienced recurring losses from operations and has relied on its parent company to fund its operations. If necessary, and if possible, the Company intends to provide additional working capital through
the sale of equity interests in the Company.   The Company has been able to
obtain working capital from its parent company from the sale of equity interests in the parent company, there can be no assurances that the Company will succeed in its efforts to sell equity interests, which creates a doubt about its ability to continue as a going concern.


The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in
Note 2 to the financial statements, the Company has suffered recurring losses from operations and has a net capital deficiency that raises substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


Critical Accounting Policies and Estimates
Our discussion and analysis of our financial condition and results of operations following are based upon our consolidated financial statements, which have been prepared in accordance with generally accepted accounting principles of the United States of America. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. We believe that the estimates, assumptions and judgments involved in the accounting policies described below have the greatest potential impact on our financial statements, so we consider these to be our critical accounting policies. Because of the uncertainty inherent in these matters, actual results could differ from the estimates we use in applying the critical accounting policies. Within the context of these critical accounting policies, we are not currently aware of any reasonably likely events or circumstances that would result in materially different amounts being reported.

Capitalized Software Costs
Capitalized software costs are amortized over the estimated useful life. Changes in circumstances, such as technological advances or shortfalls in marketing estimates, can result in differences between the actual and estimated useful life. In that case, we re-estimate the value and useful life of this long-lived asset and make the necessary adjustments to reflect the asset at its proper estimated value and amortize it over the remaining estimated useful life. Periodically, and when conditions dictate, we reevaluate the recoverability of the carrying value and useful life of this long-lived asset and make the necessary adjustments to reflect the asset at its proper estimated value and amortize it over the remaining estimated useful life.


The Company had a write off of $239,964 and $187,819 of capitalized software costs during the years ended June 30, 2004 and June 30, 2003, respectively, in compliance with the Company's policy relating to reevaluating the value and useful life of this long-lived asset.

Revenue Recognition
Revenue is recognized when the earning process is complete and the risks and rewards of ownership have transferred to the customer, which is generally considered to have occurred upon shipment of the product. Sales of inventoried products are recorded on a gross revenue basis and sales of non-inventoried products are recorded on a net revenue basis.

The Company has four potential sources of income: (1) sale of inventoried merchandise on its Web sites; (2) commissions received from vendors who link to our Web sites; (3) advertising fees; and (4) software license fees.

Sale of inventoried merchandise.
This revenue stream, which is the Company's primary source of income, is reported on a gross basis in compliance with EITF 99-19, because we purchase the merchandise from the source we select; are at risk for the purchaser's credit; and we ship the merchandise. We report the gross sales price as revenue and expense the cost of the merchandise and the shipping costs as cost of sales. The Company is almost always paid by credit card at the time of purchase and occasionally by check. Sales are booked when the merchandise is shipped. The merchandise is not shipped until the credit is approved.

Commissions received from vendors
The Company acts as a commissioned broker by displaying vendors' products on the Company's Web sites. When a consumer indicates a desire to purchase an item, the order is collected through the Web site and processed by the third party seller. The Company receives a commission on such sale after it is consummated. When the Company is paid, it reports the commissions on a net basis in compliance with EITF 99-19. The Company reports commissions this way because: (a) it does not have any direct costs; (b) it does not purchase the product sold; and (c) it does not have any credit risk on the sale, and it does not handle or ship the product when sold. The Company notifies the seller of an interested buyer and it receives a commission check from the seller upon the consummation of a sale. At that time we report the revenue on a net basis.

Advertising fees
The Company receives fees for placing advertisements on its Web sites. At the end of the month the Company sends an invoice to the advertiser and enters it on its books as income from advertising fees.

Software license fees
Although at the present time the Company does not have any, the Company will account for software license fees in accordance with SOP 97-2. Revenues are recognized when all of the following criteria are met: (a) persuasive evidence of an arrangement exists; (b) delivery has occurred; (c) the vendor's fee is fixed or determinable; and (d) collectibility is probable.

All licenses are evidenced by a written contract. License fees are either annual fees, generally payable quarterly in advance, or are based on uses, which are purchased before use. The license fee includes updates to the software, but only during the term of the license. The software contains considerable medical information and the Company keeps this medical content reasonably current. The Company does not sell the software or any updates separately and therefore, has not established VSOE. The Company recognizes income ratably over the license term.

                    A. Fiscal 2004 Compared to Fiscal 2003

Results of Operations
Total revenues increased to $299,143 for the year ended June 30, 2004 from $224,020 for 2003. The increase in revenues came as the result of an increase in the sale of merchandise due an increase of visitors to our Web sites and the Company securing advertising contracts. Cost of sales, which consists of product costs (video tapes and DVDs) and shipping costs, increased from $120,540 for the year ended June 30, 2003 to $143,226 for the year ended June 30, 2004. The Company's revenues for the year ended June 30, 2004, consisted of: $236,389 from the sale of merchandise (an increase of $35,310 for the same period in 2003, as a result of an increase of visitors to the www.deniseaustin.com); $32,269 from advertising fees (an increase of $29,269 for the same period in 2003, as a result of the promotion of a food supplement endorsed by Denise Austin); and $30,485 from commissions (an increase of $10,544 over the same period in 2003, as a result of an increase of visitors to the www.deniseaustin.com).


Marketing, general and administrative expenses increased $33,425 for the year ended June 30, 2004, as compared to the same period for 2003, primarily from the reduction in Capitalized Software Costs for the year. The Company's Marketing, general and administrative expense is computed by deducting from the Company's total expenses, cost of goods sold, depreciation, amortization and interest expense. Then 80% of the remainder is charged to Research and development (formerly called "Other product costs") and the 20% balance is classified as Marketing, general and administrative as overhead. Since the Company did not capitalize any software costs for the year ended June 30, 2004, 20% of what would of been capitalized was charged as overhead as part of Marketing, general and administrative


Research and development (previously, other product costs) increased $149,402 for the year ended June 30, 2004, as compared to the same period for 2003, as a result of the amount not charged to Capitalized Software Costs. During the year ended June 30, 2004, the Company had a write off of $239,964 of capitalized software cost in compliance with the Company's policy relating to reevaluating the value and useful life of this long-lived asset.

Competition:
The Company has not identified any competitive patient management system, which embodies all the features of the PrimeCareTM Version Nine, in particular the complaint specific, interactive Questionnaires completed by the patient, and the report generated by the patient's responses. The Company believes that it has the only in-office patient management system and Web sites that enable physicians to obtain the patient's detailed HPI by having the patient answer problem-specific HPI Questionnaires on a PC in the office or via the Internet. However, other companies market systems, which may have some of the features of the PrimeCareTM System and some companies market medical office products, which perform different functions than those performed by the PrimeCareTM System. To date, market penetration by both The Company and its competitors has been limited.

The Market:
The Company's domestic and international markets for: (a) the PrimeCareTM Version Nine , the PCW and the YOD Sites are ambulatory/outpatient medical facilities, such as, primary care physicians, medical clinics, group practices, health maintenance organizations, health care insurance companies and in general, health care providers other than those providing care to patients confined to hospital beds; and (b) the YOH Site is for the use of the general public.

Revenue Sources and Marketing Strategy:
 New approaches in health care delivery are needed to contain or reduce the constantly rising cost of health care. We believe that the PrimeCare(TM) Version Nine software system could be used to create new new health care insurance products to help contain, or reduce, rising costs. This concept is more fully explained under "For Insurers" under the "Products" section of our Web site www.pcare.com

Licensing Fees:
The Company believes that the increased awareness of PrimeCare(TM) Version Nine will enhance the Company's ability to obtain additional contracts and annual licensing fees from large fixed population groups, which includes, but is not limited to, other countries, labor unions, medical insurance companies, HMOs, military forces and correctional facilities.

Advertising Fees:
Advertising revenues are dependant upon the number of visitors that use the Company's Web sites. The Company believes that the use of PrimeCare(TM) Version Nine by licensees will increase awareness and use of the Company's Web sites and thus result in increased advertising fees.

Outcomes Research.
Potentially, the Company could receive fees or grants for conducting outcomes research for pharmaceutical companies, teaching hospitals, governmental agencies and philanthropic organizations. The Company anonymizes, encrypts and stores the data from both the completed diagnostic and follow-up Questionnaires. This ever-growing medical database can be analyzed in various ways to determine the effectiveness of treatment plans, medications, etc.

The Company has entered into an agreement with Hackensack University Medical Center ("HUMC"). The agreement provides for the use of the Company's Web sites by HUMC's medical services organization ("MSO"), North Jersey Medical Management Services, L.L.C. This MSO has over 1,000 physicians. HUMC, and its Physicians Hospital Organization, have created www.HUMCMD.net, a complete Physician/Patient Internet Service Provider ("ISP") providing top quality Internet connectivity to members of its physician network, plus access to key internal HUMC applications.

The HUMCMD site has both a "Physician Portal" and "Patient Portal". The site currently contains the Company's PCW Site and YOH Site. The Company's advertising revenues are dependent upon HUMC's marketing efforts to its Staff Physicians and patients.

Fitness Web Site:
The Company markets fitness related merchandise on the Denise Austin Web site. The Company has entered into two agreements with the manager of the Web site. Under one agreement, the Company operates the "shopping cart" which is linked to the site and the second agreement retains the Company as the exclusive seller of Denise Austin videos and DVDs. The manager promotes the site. The increased visitors to the site, as a result of the marketing instituted by the site manager, have resulted in increased income for the Company. The fitness Web site known as www.DeniseAustin.com features Denise Austin, a nationally known fitness expert who has had a daily fitness show on television for over 15 years, the Company promotes and markets a variety of Denise Austin products on the Web site. Visitors and fans are able to shop online for their favorite Denise Austin signature exercise videos, books, equipment, gear, and private label apparel and vitamins and food supplements (when available), as well as sign up for her monthly news letter, enjoy fitness tips, exercises, motivation messages, and some of her favorite healthy recipes.

      Competition: There are a number of sellers of fitness videotapes including those of Denise Austin, such as retail stores and other Web sites.
 However, the Company is the exclusive seller of fitness videos and DVDs on Denise Austin's Web site which is promoted by Denise Austin, the host of Lifetime Television's "Denise Austin's Fit & Lite" and "Denise Austin's
Daily Workout".   She is also a columnist for Prevention magazine and has
written many books, including "Fit and Fabulous After 40," "Lose Those Last 10 Pounds" and "Shrink Your Female Fat Zones." As a result of ads and other forms of promotion, people come to the Web site, and pay to join, and become members of, and participate in, Denise Austin's Fit Forever, all of which generates visitors to the Web site and our shopping cart.

Currently, the Company has a line of credit with RBC Centura Bank for a maximum of borrowing of $20,000 and has no material commitments for capital expenditures outstanding.
     B.  Nine months ended March 31, 2005 compared to March 31, 2004

Results of Operations
Total revenues increased $32,013 and $30,337 for the three and nine months ended March 31, 2005, as compared to the same period for 2004, primarily due to an increase in merchandise sales as the result of an increase of visitors to the Denise Austin Web site as the result of a marketing campaign, in spite of the decrease in advertising and commission revenues. Cost of sales increased $21,411 and $39,104 for the three and nine months ended March 31, 2005, as compared to the same period for 2004. The Company's revenues for the nine months ended March 31, 2005, consisted of: $135,406 from the sale of merchandise (an increase of $38,957 for the same period in 2004, as discussed above); $12,956 from commissions (a decrease of $426 for the same period in 2003); and $76 from advertising fees (a decrease of $29,680 over the same period in 2003, as a result of an advertiser not renewing their ads).


Marketing, general and administrative expenses increased $8,139 and $18,063 for the three and nine months ended March 31, 2005, as compared to the same period for 2004, primarily due to write off of Capitalized Software Costs, as more fully discussed above, in the comparison of "Fiscal 2004 Compared to Fiscal 2003."


Amortization of capitalized software costs decreased approximately$16,946 and $43,514 for the three and nine months ended March 31, 2005, and research and development (previously, other product costs) increased $31,142 and $64,039 for the three and nine months ended March 31, 2005, as compared to the same period for 2004, as a result of zero charges to Capitalized Software Costs and the write off of $239,964 of capitalized software cost during the year ended June 30, 2004, in compliance with the Company's policy relating to reevaluating the value and useful life of this long-lived asset.


Liquidity and Capital Resources
At March 31, 2005, the Company had a current ratio of .36 to 1 compared to
2.02 to 1 as of March 31, 2004. The net loss for the nine months ended March 31, 2005, was $162,654 compared to $115,300 for the same period of 2004. However, the March 31, 2004 loss does not reflect the write off of $239,964, which took place in the subsequent quarter. The Company has experienced recurring losses from operations and has been unable to provide sufficient working capital from operations and has relied upon contributions of capital from OCGT, its sole stockholder, to fund its cash shortfalls from operations (see below). In June of 2004, in an effort to contain the losses, we reduced payroll 40%. The PrimeCare Version Nine project had reached a point in its development which enabled the Company to accomplish this reduction. The cash portion of the loss of $162,654 for the nine months ended March 31, 2005, is approximately $130,000 or less than $15,000 per month. After the spin-off the Company will have expenses related to being publicly traded, which will increase its cash needs to approximately $20,000 per month or $240,000 per year. These costs include accounting fees, transfer agent fees, annual meeting costs, etc. The Company has been looking into adding additional products to the shopping cart on www.deniseaustin.com which would increase the Company's revenues and reduce the cash shortfalls.


Cash on hand, inventory and receivables were $20,160 at March 31, 2005. In the past, and currently, the Company's principal means of overcoming its cash shortfalls from operations was, and is, from the advances and capital contributions from OCG Technology, Inc., its parent company. After the spin-off this source of funds will no longer be available. However, at the closing, the Company will receive $25,000 from Centerstaging Musical Productions, Inc. and $175,000 advanced to OCGT by Centerstaging, evidenced by a note, will be forgiven at the closing and not assumed by PrimeCare The Company will also receive all of OCGT's assets and assume all of its liabilities, known, unknown and contingent. The known liabilities as of March 31, 2005, consists of $27,090 of accounts payable and $187,700 of notes payable. The notes are held by shareholders of OCGT, who after the spin-off will be shareholders of the Company. They have all agreed to extend repayment of the notes to July 10, 2007. The assets being acquired by the Company consists of: a note receivable in the amount of $130,000 with the accrued interest thereon; all cash as of the closing date; three inactive corporations which are valued at zero, since they have no assets or liabilities; and some other assets. After the spin-off, the Company will be required to overcome cash shortfalls through the sale of the Company's stock, loans and/or from the exercise of warrants, which may be issued in the exchange offer. If all of the holders of OCGT Warrants accept the exchange offer, as of the closing of the Share Exchange Agreement, PrimeCare Systems, Inc. will have outstanding warrants to purchase up to 18,836,262 shares of its common stock at prices ranging between $.02 and $.25 per share, or at a weighted average exercise price of $0.0866 per share. If all of the warrants, offered in the exchange offer, are issued, and thereafter, are exercised in full, the Company would receive $1,630,458 in the aggregate. However, if only the warrants with exercise prices of $.02 and $.05 are exercised , the Company would raise in excess of $500,000, which is more than two years of current working capital requirements. There can be no assurances that the exchange offer will be accepted, or if accepted that any of the warrants will be exercised. There can be no assurances that the Company will succeed in its efforts in the future, especially since its shares of common stock are not publicly traded and the Company does not know if, or when, this Registration Statement will become effective, or if, or when, it becomes effective whether a market for its shares can, or will, be created. When this Registration Statement becomes effective, the spin-off will become effective and Agreement and Plan of Reorganization will close.

                     AGREEMENT AND PLAN OF REORGANIZATION

On March 16, 2005, the parent company of PrimeCare Systems, Inc., OCG Technology, Inc. ("OCGT"), entered into an agreement and plan of
reorganization with Centerstaging Musical   Productions, Inc. and its
stockholders. Pursuant to the terms of the agreement, OCGT will acquire all of the issued and outstanding capital stock of Centerstaging Musical Productions, Inc. in exchange for the issuance of shares of OCGT's Series F Preferred stock. Upon the closing of the share exchange, Centerstaging
Musical   Productions, Inc.  will become a wholly-owned subsidiary of OCGT.
The transaction will result in a change of control of OCGT, whereby approximately 96% of OCGT's outstanding shares will be owned by persons who
were previously stockholders of Centerstaging Musical   Productions, Inc.
OCGT will change its corporate name to Centerstaging Musical Productions, Inc. In the event that this registration does not become effective before July 31, 2005, either party will have the right to cancel the agreement and plan of reorganization.

Centerstaging Musical Productions, Inc., is engaged in CMPI is engaged in the business of providing studio and equipment rental and performing production services to musicians and production companies nationwide on both a short-term and long-term basis. CMPI has more than 50 employees, with locations in Burbank, California, and Bensalem, Pennsylvania (30 miles from Philadelphia).

As a condition of the agreement with Centerstaging, it was agreed that 100% of the shares of PrimeCare Systems, Inc. owned by our parent, OCG Technology, Inc., would be distributed to those stockholders of OCG Technology, Inc., prior to the closing of the agreement. The outstanding shares of PrimeCare Systems, Inc. were forward split to accommodate the distribution and, accordingly, an aggregate of 69,901,120 shares of PrimeCare Systems, Inc. common stock will be issued to the stockholders of record on March 22, 2005 (the "Record Date") on the basis of one share of PrimeCare's common stock for each share of OCG Technology, Inc. common stock owned at the Record Date. We are filling the registration statement, of which this Prospectus is a part, in order to facilitate the distribution (spin-off). Only those stockholders who owned OCGT shares on March 22, 2005 are entitled to receive shares in connection with the spin- off. Those persons that received shares pursuant to the agreement or acquired their shares after March 22, 2005, will not be eligible for the spin-off. Following the spin-off, there will be 69,901,120 shares of PrimeCare Systems, Inc. common stock outstanding.

The agreement with Centerstaging also provides that, OCGT shall cause PrimeCare Systems, Inc. to offer, as of the Record Date, to each holder on such date of options, warrants or other rights to subscribe for or purchase OCGT common stock (" OCGT Stock Rights"), in exchange therefor, an option, warrant or similar right to subscribe for or purchase an equivalent number of shares of stock of PrimeCare Systems, Inc. (the "Exchange Offer"). The Exchange Offer will occur as of, and is conditioned upon, the closing of the agreement. As of the Record Date, the OCGT Stock Rights consisted entirely of warrants (the "OCGT Warrants") to purchase up to 18,836,262 shares of OCGT common stock, exercisable at prices ranging between $.02 and $.25 per share, or at a weighted average exercise price of $0.0866 per share,. PrimeCare Systems, Inc. is offering each and every holder of an OCGT Warrant, a warrant to purchase the same number of shares of PrimeCare Systems, Inc. common stock , at the same exercise price in exchange for cancellation of the OCGT Warrants held. [All of the warrants being offered will be exercisable for a term of three years from issuance, and will be on the other terms and provisions described under "Description of Securities-Warrants."] Depending on acceptance of the exchange offer, as of
the closing of the Share Exchange Agreement,   PrimeCare Systems, Inc.  will
have outstanding warrants to purchase up to 18,836,262 shares of its common stock at prices ranging between $.02 and $.25 per share.


Pursuant to the terms of the Agreement and Plan of Reorganization, the Company has assumed all of the debts of OCG Technology, Inc. ("OCGT"), KNOWN, UNKNOWN AND CONTINGENT. The known liabilities of OCGT, as of March 31, 2005, consists of $187,500 of notes payable to shareholders of OCGT, who will be shareholders of the Company, and$27,090 for an aggregate of $214,590. The shareholders consented to the assignment and extended the date the notes are due and payable until July 10, 2007, and the accounts payable are current liabilities. OCGT has only two employees, both of whom are non-salaried officers and Directors, and both agreed that no severance or other benefits are due to them. OCGT has continued to fund the Company's cash shortfalls and will continue to do so until closing. The Company will receive all of OCGT's assets.


The agreement with Centerstaging also provides that Centerstaging Musical Productions, Inc. will advance up to $175,000 to OCG Technology, Inc. and pay PrimeCare Systems, Inc. $25,000 at the closing. The $175,000 loan to OCGT is evidenced by a note which is payable on July 31, 2005. However, in the event the registration statement becomes effective prior to July 31, 2005, and the spin-off becomes effective, the note is forgiven.

Following the effectiveness of this registration statement, PrimeCare Systems, Inc. will become a reporting company under the Securities Exchange Act of 1934, as amended. This will make information concerning PrimeCare Systems, Inc. more readily available to the public. PrimeCare Systems, Inc. expects to conclude the spin-off immediately following the effectiveness of this registration statement.

As a result of filing this registration statement, PrimeCare Systems, Inc. will be obligated to file with the SEC certain interim and periodic reports, including an annual report containing audited financial statements. PrimeCare Systems, Inc. anticipates that we will continue to file such reports, notwithstanding the fact that, in the future, it may not otherwise be required to file such reports based on the criteria set forth under
Section 12(g) of the Exchange Act.

                                  MANAGEMENT

Executive Officers and Directors

     Our executive officers and directors are as follows:
      Name              	Age   Position
      Edward C. Levine         	77    President and Director
      Jeffrey P. Nelson        	61    Vice President, Secretary and Director
      W. Jordan Fitzhugh       	59    Executive Vice President, Director

Directors are elected at the Annual Stockholder's meeting and serve until the next annual meeting. Officers are elected by the Board of Directors. There are no agreements with respect to the election of Directors. PrimeCare Systems, Inc. has not compensated Directors for service on the Board of Directors or any committee thereof. PrimeCare Systems, Inc. does not have any standing committees.

No Director, officer, affiliate or promoter of PrimeCare Systems, Inc. has, within the past five years, filed any bankruptcy petition, been convicted in or been the subject of any pending criminal proceedings, or is any such person the subject or any order, judgment, or decree involving the violation of any state or federal securities laws.

Currently, there is no arrangement, agreement or understanding between management and non-management stockholders under which non-management stockholders may directly or indirectly participate in or influence the management of the affairs of PrimeCare Systems, Inc. Present management openly accepts and appreciates any input or suggestions from stockholders. However, the Board is elected by the Stockholders and the Stockholders have the ultimate say in who represents them on the Board. There are no agreements or understandings for any officer or Director to resign at the request of another person and none of the current offers or Directors are acting on behalf of, or will act at the direction of any other person.

The business experience of each of the persons listed above during the past five years is as follows:

Edward C. Levine has been the President of the Company since 1994 and a Director of the Company since 1994. Mr. Levine is a member of the Bar of the State of New York. Mr. Levine is also a Director and President of OCG Technology, Inc. Mr. Levine and all other Directors and officers of OCG Technology, Inc. will resign when the agreement and plan of reorganization becomes effective.


Jeffrey P. Nelson, has served as a Director of the Company since November 1994 and as its Secretary since June 1994 and an Vice President since November 1997. Mr. Nelson served as Vice President, Asset Based Finance Division, of Marine Midland Bank, NA from December 1986 through 1990. Mr. Nelson was self-employed as a real estate financing consultant from January 1991 through November 1991. Mr. Nelson is also a Director and Vice President and Secretary of OCG Technology, Inc. and will resign from such positions with OCGT when the agreement and plan of reorganization becomes effective.

W. Jordan Fitzhugh, has served as Executive Vice President and Chief Operating Officer of the Company since May, 1994. Mr. Fitzhugh holds a B.S. degree in Applied Mathematics from Washington University (St. Louis) and M.S. degree in Computer Science from The College of William and Mary. He has completed doctoral level work in Computer Science at The College of William and Mary. Following retirement after a 20 year career in the USAF, Mr. Fitzhugh worked as a systems analyst for BDM and later for American Power Jet before becoming one of the founding members and first President of Medical Practice Technology Associates, the predecessor company to PrimeCare Systems, Inc.

Executive Compensation
Compensation of Directors
      There are no standard or other arrangements for compensating Directors. Directors serve without compensation.

Compensation of Officers
      The following table presents certain specific information regarding the compensation of the Chairman and President of the Company who received no other compensation than the compensation set forth in the following tables. No Officer of The Company had total salary, bonus or other compensation exceeding $100,000.

   PrimeCare Systems, Inc. has not issued or granted any deferred compensation or long-term incentive plan awards to management during the past two fiscal years. Further, no member of management has been granted any option or stock appreciation rights. However, OCG Technology, Inc. granted warrants to W. Jordan Fitzhugh an officer of the Company for services rendered to the Company. The share exchange agreement provides that OCGT shall cause PrimeCare Systems, Inc. to offer, as of the Record Date, to each holder on such date of options, warrants or other rights to subscribe for or purchase OCGT common stock (" OCGT Stock Rights"), in exchange therefor, an option, warrant or similar right to subscribe for or purchase an equivalent number of shares of stock of PrimeCare Systems, Inc. on substantially the same terms and conditions as those contained in such corresponding OCGT Stock Rights (the "Exchange Offer"). The Exchange Offer, which is integrated with this registration statement, shall occur as of, and is conditioned upon, the closing of the share exchange agreement. As of the Record Date, the only OCGT Stock Rights issued were 18,836,262 warrants (the "Warrants") to purchase OCGT common stock, exercisable at prices ranging between $.02 and $.25 per share. PrimeCare Systems, Inc. pursuant to a tender offer filed simultaneously with this registration statement is offering each and every holder of the Warrants, a warrant to purchase one share of PrimeCare Systems, Inc. common stock for each Warrant held, in exchange for and cancellation of the Warrants held. As a result, PrimeCare Systems, Inc. may have as many 18,836,262 warrants issued to purchase our common stock at prices ranging between $.02 and $.25 per share. If the Exchange Offer is accepted, all three Directors will receive warrants to purchase shares of PrimeCare Systems, Inc. common stock (the "Shares"), exercisable for a period of three years after issue as follows: Edward C. Levine, President and Director will receive warrants to purchase 1,500,000 Shares for an exercise price of $.05 per share; Jeffrey P. Nelson, Vice President, Secretary and a Director will receive warrants to purchase 300,000 shares for an exercise price of $.25, 700,000 shares for an exercise price of $.15 and 1,500,000 shares for an exercise price of $.05; W. Jordan Fitzhugh, Vice President and a Director 85,000 shares for an exercise price of $.25, 150,000 shares for an exercise price of $.15 and 300,000 shares for an exercise price of $.05.

      There are no employment contracts, compensatory plans or arrangements, including payments to be received from PrimeCare Systems, Inc. with respect to any Director or executive officer which would in any way result in payments to any such person because of his or her resignation, retirement or other termination of employment with PrimeCare Systems, Inc., or its subsidiaries, any change in control, or a change in the person's responsibilities following a change in control of PrimeCare Systems, Inc.

      There are no agreements or understandings for any Director or executive officer to resign at the request of another person. None of our Directors or executive officers is acting on behalf of, or will act at, the direction of any other person.

      The following table presents certain specific information regarding the compensation of the Chairman and President of the Company who received no other compensation than the compensation set forth in the following tables. No Officer of the Company had total salary, bonus or other compensation exceeding $100,000.

Compensation of Officers

      The following table presents certain specific information regarding the compensation of the Chairman and President of The Company who received no other compensation than the compensation set forth in the following tables. No Officer of The Company had total salary, bonus or other compensation exceeding $100,000.

                          Summary Compensation Table

 (a)                                      (b)               (c)
 Name & Principal Position                Fiscal Year       Long-term
                                          Ended             Compensation Awards
                                          June 30           Securities
                                                            Underlying
                                                            Options/SARs*
 Edward C. Levine, President and Chief
 Executive Officer                        2004               - 0 -**
                                          2003               - 0 -
                                          2002               750,000

* The warrants reported are warrants to purchase OCG Technology, Inc. ("OCGT") common stock, par value$.01 per share, which were issued as compensation for serving as a Director and officer of OCGT. Exercise of the warrants is conditioned upon, and subject to, the occurrence of an increase in the number of the OCGT's authorized common shares from fifty million to one hundred million or more. If the increase occurs, the warrants will be exercisable for one year after the date of the increase in authorized shares. These warrants are the subject of the exchange offer which is part of this registration statement. (See "Exchange Offer")

                              Option Grants in Last Fiscal Year

(a)               (b)                (c)                   (d)          (e)
                  Number of
                  Securities         %of Total
                  Underlying         Granted to            Exercise or
                  Options/SARS       to Employees          Base Price	Expiration
Name              Granted            in Fiscal Year        ($/share)    Date
Edward C. Levine  None               0%                    $0.0
W. Jordan Fitzhugh None              0%   	           $0.0
J. P. Nelson      None               0%                    $0.0

** During the fiscal year ended June 30, 2004, OCGT issued warrants to purchase OCGT's stock, in the amount of 1,500,000 to both, Edward C. Levine and J. P. Nelson, as compensation for services rendered to OCGT, and 300,000 warrants to W. Jordan Fitzhugh for services rendered to the Company, OCGT's wholly owned subsidiary, all at the exercise price of $.05 per share. All of these warrants were issued without shares reserved for their exercise. Exercise of the warrants is conditioned upon, and subject to, the occurrence of an increase in the number of the Company's authorized common shares from fifty million to one hundred million or more. If the increase occurs, the warrants will be exercisable for one year after the date of the increase in authorized shares. These warrants are the subject of the exchange offer which is part of this registration statement. (See "Exchange Offer")

               Aggregated Option Exercises in Last Fiscal Year
                      and Fiscal Year End Option Values

The following table sets forth certain information regarding the exercise of stock options during the fiscal year ended June 30, 2004 and the fiscal year ended value of unexercised options for The Company's named executive officers.

                                                                  Value of
                                        Number of                 Unexercised
                                        Unexercised               Options
                  Shares                Options at                In-the-money
                  Acquired    Value     Year-End (1)              Year-End (2)
                  On          Realized  Exercisable/              Exercisable/
Name              Exercise    ($)       Unxercisable              Unexercisable
E. C. Levine      -0-         $0        1,250,000/1,250,000       none
W. J. Fitzhugh    -0-         $0        535,000/535,000           none
J. P. Nelson      -0-         $0        1,000,000/1,000,000       none

Notes: (1) These Warrants were issued by OCGT to purchase OCGT common stock. These Warrants could not be exercised. The exercise of these Warrants is conditioned upon the Company having increased the authorized number of its shares of Common Stock to one hundred million shares. These warrants are the subject of the exchange offer which is part of this registration statement. (See "Exchange Offer")

Notes:   (2)  Calculated based on the excess of the closing market price of
OCGT's common stock as reported on the OTC Bulletin Board on June 30, 2004 over the option exercise price.


Item 11. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT. Presently, 100% of the Company's common stock is owned by its parent company, OCG Technology, Inc. Based on the proposed spin-off of the Company's shares by OCG Technology, Inc., each stockholder of OCG Technology, Inc. on March 22, 2005, will be entitled to receive one share of the common stock of PrimeCare Systems, Inc. for each share of OCG Technology, Inc. owned. Accordingly, following the spin-off, PrimeCare Systems, Inc. will have approximately 69,901,120 shares of common stock outstanding. The following table sets forth information, to the best of our knowledge, with respect to each person known by us that will own beneficially more than 5% of the outstanding common stock following completion of the proposed spin-off, as well as each Director and all Directors and officers as a group.

            Name and Address of           Amount & Nature of            Percent
            Class Beneficial Owner        Beneficial Ownership          of
            Class
Common      Edward C. Levine              2,038,826 - direct            2.74%
            56 Harrison Street
            New Rochelle, NY 10801

Common      Jeffrey P. Nelson             3,078,800 - direct            4.14%
            56 Harrison Street
            New Rochelle, NY 10801

Common      W. Jordan Fitzhugh            1,130,000 - direct		1.52%
            610 Thimble Shoals Blvd.
            Newport News, VA 23606

Common      All directors and             6,247,626 - direct            8.40%
            officers as a group
            (3 Persons)

The above schedule includes, assuming that both the proposed spin-off of the Company's shares by OCG Technology, Inc. and completion of the exchange offer occur: warrants to purchase 1,500,000 shares of the Company's common stock by Edward C. Levine; warrants to purchase 2,500,000 shares of the Company's common stock by Jeffrey P. Nelson; and warrants to purchase 535,000 shares of the Company's common stock by W. Jordan Fitzhugh.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

PrimeCare Systems, Inc. has not had any material transactions during the past two fiscal years with any officer, director, nominee for election as Director, or any stockholder owning greater than five percent (5%) of its outstanding shares, nor any member of the above referenced individuals' immediate family. PrimeCare Systems, Inc. has not had any material transactions during the past two fiscal years with any officer, Director, nominee for election as Director, or any stockholder owning greater than five percent (5%) of our outstanding shares, nor any member of the above referenced individuals' immediate family.

                          DESCRIPTION OF  SECURITIES

The aggregate number of shares which PrimeCare Systems, Inc. has the authority to issue is two-hundred-ten-million (210,000,000) shares, divided into:

      Two-hundred-million (200,000,000) shares of common stock, par value one tenth cent ($.001) per share (hereinafter, the "Common Stock"); and

      Ten-million (10,000,000) shares of Preferred Stock, par value one cent ($.01) per share (hereinafter, the "Preferred Stock").

There may be more than one series of either or both of the Common Stock and/or Preferred Stock; the Board of Directors is authorized to determine and alter the rights, preferences, privileges and restrictions granted to, or imposed upon, a wholly unissued class of Common Stock and/or a wholly unissued class of Preferred Stock."

There are 69,901,120 shares of Common Stock are issued and outstanding as of the date hereof, all of which are owned by our parent, OCG Technology, Inc. In order to facilitate the spin-off, PrimeCare Systems, Inc. effected a forward stock split increasing the number of outstanding shares from 5,000 shares to 69,901,120.

All shares of PrimeCare Systems, Inc., Common Stock have equal rights and privileges with respect to voting, liquidation and dividend rights. Each share of Common Stock entitles the holder thereof to:
      (i) one non-cumulative vote for each share held of record on all matters submitted to a vote of the stockholders;
      (ii) to participate equally and to receive any and all such dividends as may be declared by the Board of Directors out of funds legally available therefor; and
      (iii) to participate pro rata in any distribution of assets available for distribution upon liquidation.

Stockholders have no preemptive rights to acquire additional shares of Common Stock or any other securities. Common shares are not subject to redemption and carry no subscription or conversion rights. All outstanding shares of Common Stock are fully paid and non-assessable.

The warrants being offered hereby will be exercisable for a period of three years to purchase shares of common stock of PrimeCare Systems, Inc, at exercise prices ranging from $.02 to $.25 per share. The exercise price and the number of shares purchasable upon exercise of the warrants will be subject to adjustment in the event of a stock split, reverse stock split, stock dividend or reclassification of the common stock as described in the form of the warrant included as Exhibit A to this prospectus.


The warrants, when issued in exchange for the warrants of OCG Technology, Inc. as described herein, will be fully paid and nonassessable.

Amendment of Articles of Incorporation

Any amendment to the articles of incorporation of PrimeCare Systems, Inc. must first be approved by a majority of the Board of Directors and, thereafter, by a majority of the total votes eligible to be cast by holders of its voting stock with respect to such amendment. Approval by stockholders may be by written consent in lieu of holding a Stockholders' meeting.

By-Law Provisions

The By-Laws of PrimeCare Systems, Inc. provides that a special meeting of stockholders may be called by the Board of Directors or by holders of a majority of its outstanding shares. Further, only those matters included in the notice of the Special Meeting may be considered or acted upon at that Special Meeting, unless otherwise provided by law. In addition, the By-Laws include advance notice and informational requirements and time limitations on any Director nomination or any new proposal which a stock holder wishes to make at an Annual Meeting of Stockholders.

Transfer Agent

PrimeCare Systems, Inc. is presently acting as its own transfer agent. It is anticipated that in connection with, and following, the proposed spin-off of its shares, PrimeCare Systems, Inc. will engage as its transfer agent, Registrar and Transfer Company, 10 Commerce Drive, Cranford, New Jersey 07016, telephone: (800) 456-0596

                                 THE SPIN-OFF

Introduction

In connection with the Share Exchange Agreement, it was agreed that 100% of the shares of our Company owned by our parent, OCG Technology, Inc. would be distributed to those stockholders of record of OCG Technology, Inc. prior to the closing of the agreement. OCG Technology, Inc. selected March 22, 2005, as the record date. No current affiliate of Centerstaging Musical Productions, Inc. would be eligible for the spin-off and PrimeCare Systems, Inc. believes that no current affiliate was a stockholder on the record date. Accordingly, OCG Technology, Inc. will distribute to its stockholders of record an aggregate of 69,901,120 shares of PrimeCare Systems, Inc., common stock on the basis of one share of PrimeCare Systems, Inc., common stock for each share of OCG Technology, Inc. common stock owned on March 22, 2005. As of the record date, OCG Technology, Inc. had approximately 1,290 stockholders of record, which will be the same number of stockholders of record PrimeCare Systems, Inc. will have following the spin-off. It should be emphasized that only those stockholders who owned OCGT shares on March 22, 2005, will receive shares in connection with the spin-off. Those persons that will receive shares pursuant to the share exchange agreement or acquired their shares after March 22, 2005, will not receive shares of PrimeCare Systems, Inc. as a result of the spin-off.

In negotiating the share exchange agreement, management believed that the stockholders of OCG Technology, Inc. were entitled to receive the benefit of holding their shares and supporting OCG Technology, Inc. in its past endeavors. Accordingly, the parties to the share exchange agreed that, following the share exchange, because the business of PrimeCare Systems,
Inc. is not related to the business of Centerstaging Musical   Productions,
Inc. , it would be appropriate to divest the business of the PrimeCare Systems, Inc. as a condition of the exchange. In order for the OCG Technology, Inc. stockholders to receive maximum benefit for their shares, it was determined that those stockholders of record as of March 22, 2005, are to receive 100% of the business of PrimeCare Systems, Inc. in the spin-off. Thus, only stockholders prior to the share exchange are entitled to the spin-off shares.

Plan of Distribution

This Prospectus describes the spin-off distribution of the 69,901,120 shares of PrimeCare Systems, Inc. common stock currently owned by OCG Technology, Inc. It is currently anticipated that the distribution will be effected as soon as practical following the effective date of this registration statement, of which this Prospectus is a part, but no later that 30 days following the effective date. PrimeCare Systems, Inc. is currently a wholly-owned subsidiary of OCG Technology, Inc. As a result of the distribution, 100% of the outstanding PrimeCare Systems, Inc. shares will be distributed to OCG Technology, Inc. stockholders of record on March 22, 2005. Immediately following the distribution, Centerstaging Musical Productions, Inc. and its subsidiaries will not own any PrimeCare Systems,

Inc. shares and PrimeCare Systems, Inc. will be an independent, public company.

Within 30 days following the effectiveness of our registration statement, OCG Technology, Inc. will deliver 69,901,120 shares of PrimeCare Systems, Inc. common stock to Registrar and Transfer Company, the distribution agent. Registrar and Transfer Company will then immediately distribute share certificates to qualifying OCG Technology, Inc. stockholders, together with a copy of this Prospectus, within thirty days thereafter.

Reasons for the Distribution

The Board of Directors and management of Centerstaging Musical Productions, Inc. believe that the spin-off is in the best interest of their company because it will divest an unrelated business venture and make it possible for management to concentrate solely on its business of providing studio and equipment rental and performing production services to
musicians and production companies nationwide.   OCG Technology, Inc.
further believes that the spin-off will enhance value for its stockholders, who owned shares on March 22, 2005, because they will own shares in a second, unrelated public company and will have the opportunity to participate in the potential future growth of both companies.

The management of PrimeCare Systems, Inc. believes that as an independent, public company, PrimeCare Systems, Inc. will have more financial, managerial and operational flexibility and not have to depend on support from a parent entity. Also, PrimeCare Systems, Inc. will not be burdened by the possible control and oversight of its operations and finances by a parent operating an unrelated business. Management further believes that the spin-off will enhance the ability of PrimeCare Systems, Inc. to focus on strategic initiatives because, as an independent entity, it will be able to concentrate on its own business progress and not have to answer to management that may not be familiar with its business. PrimeCare Systems, Inc. also believes that as an independent company, it may be easier to obtain prospective funding for expansion of its business because it will be concentrated in one area and it will not rely on, or be burdened by, the operations or financial status of a parent involved in an unrelated business. PrimeCare Systems, Inc. further believes that because it will be free of any outside, unrelated management controls, it will be in a better position to take advantage of prospective future business opportunities that relate to its business.

In addition, as an independent entity, management will be able to focus solely on its operations. This will provide PrimeCare Systems, Inc. with greater access to capital by allowing the financial community to focus solely on PrimeCare Systems, Inc., and allow the investment community to measure its performance relative to its peers that are also engaged in providing software products for the health care industry. Further, because the business of PrimeCare Systems, Inc. is distinctly different from that of OCG Technology, Inc. and its newly acquired subsidiary, Centerstaging
Musical   Productions, Inc. , becoming separate entities may possibly enhance the business prospects of each respective company, which could ultimately result in a benefit to the stockholders.

Results of the Distribution

After the spin-off, PrimeCare Systems, Inc. will be a separate, independent public company continuing its current business endeavors. Immediately after the spin-off, PrimeCare Systems, Inc. expects to have approximately 1,290 holders of record and 69,901,120 shares of PrimeCare Systems, Inc. outstanding, regardless of the number of stockholders of record and
outstanding Centerstaging Musical   Productions, Inc.  shares subsequent to
the record date for the spin-off. The spin-off will not affect the number of
outstanding Centerstaging Musical   Productions, Inc.  shares or any rights
of its stockholders.

Listing and Trading of the PrimeCare Systems, Inc. Shares

There is currently no public market for the shares of PrimeCare Systems, Inc. Upon completion of this distribution, its shares will not qualify for trading on any national or regional stock exchange or on the Nasdaq Stock Market. Following the spin-off, PrimeCare Systems, Inc. intends to apply to have its shares included on the OTC Bulletin Board. PrimeCare Systems, Inc. will also attempt to have one or more broker-dealers agree to serve as market makers and quote its shares, if its application for trading is successful. However, PrimeCare Systems, Inc. has no present arrangement or agreement with any broker-dealer to serve as market maker for its common shares, and it can offer no assurances that any market for its common shares will develop. Even if a market develops for its shares, PrimeCare Systems, Inc. can offer no assurances that the market will be active, or that it will afford its stockholders an avenue for selling their shares. Many factors will influence the market price of PrimeCare Systems, Inc. common shares, including the depth and liquidity of the market which develops, investor perception of its business, general market conditions, and its growth prospects.

Neither PrimeCare Systems, Inc., nor  Centerstaging Musical   Productions,
Inc. , makes any recommendations on the purchase, retention or sale of OCG Technology, Inc. shares or PrimeCare Systems, Inc. shares. We urge you to consult your own financial advisors, such as your stockbroker, bank or tax advisor. If you do decide to purchase or sell any OCG Technology, Inc. or PrimeCare Systems, Inc. shares, we suggest that you make it clear to your stockbroker, bank or other nominee understands whether you want to purchase or sell OCG Technology, Inc. shares or PrimeCare Systems, Inc. shares, or both.

Although currently there is no public trading market for PrimeCare Systems, Inc. shares, management believes a market could develop if the application of PrimeCare Systems, Inc. to the OTC Bulletin Board is successful.
PrimeCare Systems, Inc. shares distributed to OCG Technology, Inc. stockholders will be freely transferable, except for (i) shares received by persons who may be deemed to be affiliates of PrimeCare Systems, Inc. under the Securities Act of 1933, and (ii) shares received by persons who hold restricted shares of OCG Technology, Inc. common stock. Persons who may be deemed to be affiliates of PrimeCare Systems, Inc., after the spin-off, generally include individuals or entities that control, are controlled by, or are under common control with PrimeCare Systems, Inc. and may include certain Directors, officers and significant stockholders of PrimeCare Systems, Inc. Persons who are affiliates of PrimeCare Systems, Inc. will be permitted to sell their shares only pursuant to an effective registration statement under the Securities Act or an exemption from the registration requirements of the Securities Act, such as the exemptions afforded by
Section 4(1) of the Securities Act and the provisions of Rule 144 thereunder.

There can be no assurance as to whether the PrimeCare Systems, Inc. shares will be actively traded or as to the price at which the shares will trade. Some OCG Technology, Inc. stockholders who receive PrimeCare Systems, Inc. shares may decide that they do not want shares in a company involved in the health care industry and may sell their PrimeCare Systems, Inc. shares following the spin-off. This may delay the development of an orderly trading market in PrimeCare Systems, Inc. shares for a period of time following the spin-off. Until the PrimeCare Systems, Inc. shares are fully distributed and an orderly market develops, the prices at which PrimeCare Systems, Inc. shares trade may fluctuate significantly and may be lower than the price that would be expected for a fully distributed issue. Prices for shares of PrimeCare Systems, Inc. will be determined in the marketplace and may be influenced by many factors, including the depth and liquidity of the market for the shares, its results of operations, what investors think of its business, and changes in general economic and market conditions.

Following the spin-off, OCG Technology, Inc. expects that its common stock will continue to be listed and traded on the OTC Bulletin Board under the symbol "OCGT" until the name and symbol are changed. As a result of the spin-off, the trading price of OCG Technology, Inc. common stock immediately following the distribution of PrimeCare Systems, Inc. shares may be lower than the trading price of OCG Technology, Inc. shares immediately prior to the distribution. Following the distribution, the assets of OCG Technology, Inc. will consists of those related to its new subsidiary's business. The combined trading prices of OCG Technology, Inc. shares and PrimeCare Systems, Inc. shares after the spin-off may be less than the trading price of OCG Technology, Inc. shares immediately prior to the spin-off.

Even though OCG Technology, Inc. is currently a publicly held company, there can be no assurance as to whether an active trading market for its shares will be maintained after the spin-off, or as to the prices at which its shares will trade. OCG Technology, Inc. stockholders may sell their shares following the spin-off. These and other factors may delay or hinder the return to an orderly trading market in OCG Technology, Inc. shares following the spin-off. Whether an active trading market for OCG Technology, Inc. shares will be maintained after the spin-off, and the price for its shares in the marketplace may be influenced by many factors, including:

      *     the depth and liquidity of the market for its shares,
      *     its results of operations,
      *      what investors think of its business and its industry,
      *     changes in economic conditions in its industries, and
      *     general economic and market conditions.

      In addition, the stock market often experiences significant price fluctuations that are unrelated to the operating performance of the specific companies whose stock is traded. Market fluctuations could have a material adverse impact on the trading price of PrimeCare Systems, Inc. shares and/or OCG Technology, Inc. shares.

                           THE EXCHANGE OFFER

General

We are offering warrants to purchase shares of our common stock in exchange for outstanding warrants of OCG Technology, Inc. The OCG warrants are exercisable at exercise prices ranging from $.02 to $.25 per share for the term expiring one year after the date that the number of authorized shares of OCG Technology, Inc. common stock, par value $.01 per share, is increased from fifty million to one hundred million. The OCG warrants were originally issued over the period from approximately June 22, 1999 to September 15, 2004 in consideration of personal services and other consideration rendered or paid to OCG. This prospectus includes as Exhibit 4.1 the form of the PrimeCare warrant to be issued in the Exchange Offer.)

The Exchange Offer will expire at 5:00 P.M., Eastern Time, on July 25, 2005, unless we extended it in our sole discretion.

You may elect to exchange all, but no less than all, of the OCG warrants you hold.

The closing of the Exchange Offer will occur, if at all, concurrently with the closing under the share exchange. Promptly following the closing, we will issue warrants to persons whose Exchange Offer materials were received and accepted prior to the closing.

Our officers and directors and their respective affiliates may exchange their OCG warrants for PrimeCare warrants in the Exchange Offer on the same basis as other holders of the OCG warrants.

Plan of Distribution

We are offering the PrimeCare warrants pursuant to this prospectus exclusively to holders of outstanding OCG warrants as of the record date of March 22, 2005.

No placement agent or broker-dealer will be employed in connection with the Exchange Offer, and no commissions or fees will be paid in connection with the solicitation of acceptances of the Exchange Offer.

The exercise prices of the PrimeCare warrants were determined by us to coincide with the exercise prices and other of the OCG warrants, and do not necessarily bear any relation to the value of your OCG warrants or any other established criteria of value.

How to Accept the Exchange Offer

A form of acceptance of the Exchange Offer accompanies this prospectus. In order to accept the Exchange Offer, you should complete the accompanying acceptance form in its entirety, date and sign it, and return it to us.

By executing the acceptance form, you agree to be bound by the terms thereof. Your acceptance form may not be revoked, cancelled or terminated by you. If you accept the Exchange Offer, you will release all rights with respect to your OCG warrant other than your right to receive a PrimeCare warrant in exchange therefor.

Your acceptance form will not be effective unless and until accepted by us. Your acceptance form may be rejected for failure to conform to the requirements described in this circular, insufficient documentation or inadequate information, or for any other reason we deem sufficient in our discretion. We also reserve the right to unilaterally terminate the Exchange Offer at any time.

FEDERAL INCOME TAX CONSEQUENCES

A ruling from the Internal Revenue Service, or an opinion of tax counsel that the distribution will qualify as a tax free spin-off for U.S. federal income tax purposes has not been requested and will not be requested. OCG Technology, Inc. and PrimeCare Systems, Inc. believe the spin-off does not qualify as a tax-free distribution under the U.S. federal tax laws. Each OCG Technology, Inc. stockholder who receives PrimeCare Systems, Inc. shares in the spin-off will generally be treated as receiving a taxable distribution in an amount equal to the fair market value of such shares on the distribution date. Each stockholder's individual circumstances may affect the tax consequences of the spin-off to such stockholder. Stockholders who are not citizens or residents of the United States, are corporations, or who are otherwise subject to special treatment under applicable tax codes, may have other consequences as a result of the spin-off. We strongly urge all stockholder to consult with their own tax, financial, or investment adviser or legal counsel experienced in these matters.

A ruling from the Internal Revenue Service, or an opinion of tax counsel that the distribution will qualify as a tax free exchange for U.S. federal income tax purposes has not been requested and will not be requested. OCG Technology, Inc. and PrimeCare Systems, Inc. believe the exchange offer does not qualify as a tax-free exchange under the U.S. federal tax laws. Each OCG Technology, Inc. warrant holder who receives PrimeCare Systems, Inc. warrants in the offer will generally be treated as receiving a taxable exchange in an amount equal to the fair market value of such warrants in excess of the basis of the warrants exchanged on the distribution date. Each stockholder's individual circumstances may affect the tax consequences of the exchange to such stockholder. Stockholders who are not citizens or residents of the United States, are corporations, or who are otherwise subject to special treatment under applicable tax codes, may have other consequences as a result of the exchange. We strongly urge all stockholder to consult with their own tax, financial, or investment adviser or legal counsel experienced in these matters.

RELATIONSHIP BETWEEN OCG TECHNOLOGY, INC. AND PRIMECARE SYSTEMS, INC. AFTER THE SPIN-OFF

Following the spin-off, we will be an independent company and OCG
Technology, Inc. will have no stock ownership or interest in us. We intend to act as an independent, public company and do not anticipate any continuing relationship with OCG Technology, Inc.
                                LEGAL MATTERS

The validity of the securities offered hereby will be passed upon for us by Wynne B. Stern, Jr., Attorney at Law.

                                   EXPERTS

Our financial statements for the fiscal years ended June 30, 2004 and 2003, have been examined to the extent indicated in their reports by Malone & Bailey, P C, independent certified public accountants, given on the authority of said firm as experts in auditing and accounting. The auditors' report contains an explanatory paragraph relating to our ability to continue as a going concern which is further explained in the notes to the financial statements. We have prepared the unaudited financial statements for the period ended December 31, 2004.

                     WHERE YOU CAN FIND MORE INFORMATION

PrimeCare Systems, Inc. has filed a registration statement on Form SB-2 with the SEC for the stock offered by this Prospectus. This Prospectus does not include all of the information contained in the registration statement. We urge you to refer to the registration statement for additional information about us, our common stock and this offering, including the full texts of the exhibits, some of which have been summarized in this Prospectus.

Following completion of the distribution, PrimeCare Systems, Inc. will be subject to certain reporting requirements of the Securities Exchange Act of 1934 and, in accordance with that Act, PrimeCare Systems, Inc. will file reports, and other information with the SEC. PrimeCare Systems, Inc. intends to furnish its stockholders with annual reports containing financial statements audited by independent accountants, quarterly reports containing unaudited financial statements for the first three quarters of each fiscal year, and other periodic reports as PrimeCare Systems, Inc. may deem appropriate or as we may be required by law.

You may inspect and copy this registration statement, reports and other information concerning PrimeCare Systems, Inc. at the SEC's public reference room at Room 1024, Judiciary Plaza,450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information about the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that contains this registration statement, reports and other information that was filed electronically by PrimeCare Systems, Inc. The address of the SEC's Internet site is "http://www.sec.gov."

FINANCIAL STATEMENTS

PRIMECARE SYSTEMS, INC.
FINANCIAL STATEMENTS
June 30, 2004


                               C O N T E N T S

Report of Independent Registered Public Accounting Firm               F-1
Balance Sheet                                                         F-2
Statements of Operations                                              F-3
Statements of Stockholders' Equity                                    F-4
Statements of Cash Flows..                                            F-5
Notes to the Financial Statements                                     F-6



REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM



To the Board of Directors
   PrimeCare Systems, Inc.
   New Rochelle, New York

We have audited the accompanying balance sheet of PrimeCare Systems, Inc. (a wholly-owned subsidiary of OCG Technology, Inc.) as of June 30, 2004, and the related statements of operations, stockholder's equity and of cash flows for each of the two years then ended. These financial statements are the responsibility of the management of PrimeCare Systems, Inc. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of PrimeCare Systems, Inc. as of June 30, 2004, and the results of its operations and its cash flows for each of the two years then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that PrimeCare will continue as a going concern. As shown in the financial statements, PrimeCare has suffered recurring losses from operations and has a deficiency in equity at June 30, 2004. These factors and others raise substantial doubt about PrimeCare's ability to continue as a going concern. Management's plans in regard to these matters are described in Note 2 to the financial statements. The financial statements do not include any adjustments relating to the recoverability and classification of recorded assets, or to the amounts and classification of liabilities that might be necessary in the event PrimeCare cannot continue in existence.

MALONE & BAILEY, PC
www.malone-bailey.com
Houston, Texas

April 1, 2005

                                     F-1
                           PRIMECARE SYSTEMS, INC.
             (A Wholly-Owned Subsidiary of OCG Technology, Inc.)
                                BALANCE SHEET
                                JUNE 30, 2004


ASSETS
Current Assets
  Accounts receivable		                        $      570
  Inventory                                                  9,232
  Prepaid expenses                                           1,767
  							----------
Total Current Assets                                        11,569

Property and equipment, net of accumulated
        depreciation of $83,073                             15,108

Capitalized software costs, net of accumulated
  amortization of $20,107                                   47,000
   							----------
 TOTAL ASSETS                                           $   73,677
       							==========

LIABILITIES AND STOCKHOLDER'S EQUITY
Current Liabilities
  Accounts payable and accrued liabilities              $   12,993
  Note payable                                               7,966
       							----------
   Total Current Liabilities                                20,959
       							----------

Stockholder's Equity
  Preferred stock, $.01 par value, 10,000,000
   shares authorized, zero shares issued
   and outstanding                                               -
         Common stock, $.001 par value, 200,000,000
   shares authorized, 69,901,920 shares issued
   and outstanding                                          69,901
   Paid-in capital                                       7,415,430
  Retained deficit                                     (7,432,613)
       							----------
  Total Stockholder's  Equity                               52,718
							----------

   TOTAL LIABILITIES AND STOCKHOLDER'S EQUITY           $   73,677
       							==========




See the accompanying summary of significant accounting policies and notes to financial statements.

                          F-2
                           PRIMECARE SYSTEMS, INC.
             (A Wholly-Owned Subsidiary of OCG Technology, Inc.)
                           STATEMENTS OF OPERATIONS
                  FOR THE YEARS ENDED JUNE 30, 2004 AND 2003



                                                       2004          2003
                                                    ----------     ----------
Revenue                                             $  299,143     $  224,020
Cost of goods sold                                     143,226        120,540
      						    ----------      ----------
    Gross profit                                       155,917        103,480
      						    ----------      ----------

Operating expenses
  General and administrative                           175,541        142,116
  Depreciation                                          12,792         30,368
  Amortization                                          10,694        138,961
  Impairment                                           239,964        187,819
  Research and development                             218,639         69,237
      						    ----------     ----------
      						       657,630        568,501
      						    ----------     ----------

Other income (expense)                                   2,054     (     616)
					            ----------     ----------


      Net loss                                     $( 499,659)    $( 465,637
                                                    ==========     ==========

     Weighted average number of shares
      outstanding                                   69,901,120     69,901,120

     Loss per common share, basic and diluted       $(   0.01)    $(    0.01
















 See the accompanying summary of significant accounting policies and notes t financial statements.

                                     F-3

                           PRIMECARE SYSTEMS, INC.
             (A Wholly-Owned Subsidiary of OCG Technology, Inc.)
                STATEMENTS OF CHANGES IN STOCKHOLDER'S EQUITY
                  FOR THE YEARS ENDED JUNE 30, 2004 AND 2003


                                       Common Stock
                                    ------------------

                     Shares      Amount    Capital       Deficit      Totals
                     --------    --------  -----------   -----------  ------------
Balances,
   June 30, 2002     69,901,120  $ 69,901  $ 2,930,099   $(6,467,317) $(3,467,317)

Net loss             (  465,637) (465,637)
                     --------    ---------  -----------	 ------------  ------------

Balances,
   June 30, 2003     69,901,120    69,901    2,930,099   (6,932,954)  ( 3,932,954)

Contribution to equity                       4,485,331			4,485,331

Net loss                                                   (499,659)     (499,659)
                     ---------   ---------  -----------  ------------  -------------

Balances,
   June 30, 2004     69,901,120  $ 69,901    7,415,430   $(7,432,613)  $   52,718
                     ==========  =========== =========== ============  =============
























 See the accompanying summary of significant accounting policies and notes to financial statements.

                                     F-4

                           PRIMECARE SYSTEMS, INC.
             (A Wholly-Owned Subsidiary of OCG Technology, Inc.)
                           STATEMENTS OF CASH FLOWS
                  FOR THE YEARS ENDED JUNE 30, 2004 AND 2003

                                                      2004            2003
                                                   ----------      ----------
Cash Flows From Operating Activities
  Net loss                                        $( 499,659)     $( 465,637
  Adjustments to reconcile net income to net
   cash provided by operating activities:
   Depreciation, amortization and write-off
      of software costs                               263,450         357,14
         Changes in working capital:
         Accounts receivable                            (570)             32
         Inventory                                      3,028           2,27
         Accounts payable and accrued liabilities     (5,403)           7,27
         Note payable                                   4,074           3,89

                                                   ----------      ---------
         Net cash used
           by operating activities                  (235,080)        (94,729)
      						    ---------      ----------

Cash Flows From Investing Activities
  Purchase of property and equipment                 (11,056)        (20,798
         Additions to capitalized software costs     (11,932)       (185,679)
      						   ----------      ----------
 Net cash used by investing activities               (22,988)       (206,477
         					   ----------      ----------

Cash Flows From Financing Activities
  Advances from parent company                        252,000         301,00
         					   ----------      ---------
 Net cash provided by financing activities            252,000         301,00
         	                                   ----------      ---------

Net change in cash                                    (6,068)           (206
          Cash at beginning of year                     6,068           6,27
         					   ----------      ----------
Cash at end of year                                $        -      $    6,06
         					   ==========      ==========

Supplemental Disclosures of Cash Flow Information
Cash paid during the year for interest             $      754      $    1,922

Supplemental Noncash Investing and Financing Information
  Contribution of obligation to parent
     to Paid-in Capital                            $4,485,331      $
  Capitalization of Paid-in Capital as a
      result of stock split                            69,581               -

 See the accompanying summary of significant accounting policies and notes t financial statements.
                                     F-5

                           PRIMECARE SYSTEMS, INC.
             (A Wholly-Owned Subsidiary of OCG Technology, Inc.)
                        NOTES TO FINANCIAL STATEMENTS
                            JUNE 30, 2004 AND 2003


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of business. PrimeCare Systems, Inc. ("PrimeCare"), a Delaware Corporation formed in 1994, is a wholly-owned subsidiary of OCG Technology, Inc. ("OCGT"). The only financial transactions between the two companies are ownership transactions, including interest-free advances from OCGT to PrimeCare.

PrimeCare sells Denise Austin health and fitness video products on its websites. In addition, PrimeCare has developed and is marketing software and diagnostic products for the healthcare industry.

Use of Estimates. In preparing financial statements, management makes estimates and assumptions that affect the reported amounts of assets and liabilities in the balance sheet and revenues and expenses in the statements of operations, and the disclosure of contingent assets and liabilities. Actual results could differ from those estimates.

Cash and Cash Equivalents. For purposes of the statement of cash flows, PrimeCare considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

Revenue Recognition. Revenue is recognized when the earning process is complete and the risks and rewards of ownership have transferred to the customer, which is generally considered to have occurred upon shipment of the product. Sales of inventoried products are recorded on a gross revenue basis and sales of non-inventoried products are recorded on a net revenue basis.

PrimeCare has two sources of income: (1) sale of inventoried merchandise on its Web sites; and (2) commissions received from vendors who link to our Web sites.

Sale of inventoried merchandise. This revenue stream, which is PrimeCare's primary source of income, is reported on a gross basis in compliance with EITF 99-19, because PrimeCare purchases the merchandise from the source it selects, is at risk for the purchaser's credit, and ships the merchandise. PrimeCare reports the gross sales price as revenue and expenses the cost of the merchandise and the shipping costs as cost of sales. PrimeCare is almost always paid by credit card at the time of purchase and occasionally by check. Sales are booked when the merchandise is shipped. The merchandise is not shipped until the credit is approved.

Commissions received from vendors. PrimeCare acts as a commissioned broker by displaying vendors' products on its Web sites. When a consumer indicates a desire to purchase an item, the order is collected through the Web site and processed by the third party seller. PrimeCare receives a commission on such sale after it is consummated. When PrimeCare is paid, it reports the commissions on a net basis in compliance with EITF 99-19. PrimeCare reports commissions this way because: (a) it does not have any direct costs; (b) it does not purchase the product sold; and (c) it does not have any credit risk on the sale, and it does not handle or ship the product when sold.
PrimeCare notifies the seller of an interested buyer and it receives a commission check from the seller upon the consummation of a sale. At that time we report the revenue net of the merchandise and shipping costs.


Commissions Received from Vendors. The Company acts as a commissioned broker by displaying vendors' products on the Company's Web sites. When a consumer indicates a desire to purchase an item, the order is collected through the Web site and processed by the third party seller. The Company receives a commission on such sale after it is consummated. When the Company is paid, it reports the commissions on a net basis in compliance with EITF 99-19. The Company reports commissions this way because: (a) it does not have any direct costs; (b) it does not purchase the product sold; and (c) it does not have any credit risk on the sale, and it does not handle or ship the product when sold. The Company notifies the seller of an interested buyer and it receives a commission check from the seller upon the consummation of a sale. At that time we report the revenue on a net basis.

Advertising Fees. The Company receives fees for placing advertisements on its Web sites. At the end of the month the Company sends an invoice to the advertiser and enters it on its books as income from advertising fees.

Accounts receivable are stated at the amount management expects to collect. An allowance for doubtful accounts is recorded based on a combination of historical experience, aging analysis and information on specific accounts. Management has determined that no allowance is necessary at June 30, 2004.

Inventory consists of Denise Austin health and fitness video products that are stated at the lower of cost (first-in, first-out) or market.

Property and Equipment is valued at cost. Additions are capitalized and maintenance and repairs are charged to expense as incurred. Gains and losses on dispositions of equipment are reflected in operations. Depreciation is provided using the straight-line method over the estimated useful lives of the assets.

Capitalized Software Costs. PrimeCare accounts for the development cost of software intended for sale in accordance with Statement of Financial Accounting Standards No. 86, "Accounting for Costs of Computer Software to be Sold, Leased, or Otherwise Marketed" ("SFAS 86"). SFAS 86 requires product development costs to be charged to expense as incurred until technological feasibility is attained. Technological feasibility is attained when PrimeCare's software has completed system testing and has been determined viable for its intended use.
                                     F-6
Capitalized software is amortized using the straight-line method over the estimated five year economic life of the asset. PrimeCare recorded capitalized software amortization, included in "Depreciation and Amortization" in the accompanying consolidated statement of operations, of $10,694 and $138,961 during the years ended June 30, 2004 and 2003, respectively.

Impairment of Long-Lived Assets. PrimeCare accounts for the impairment and disposal of long-lived assets utilizing Statement of Financial Accounting Standards No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" ("SFAS 144"). SFAS 144 requires that long-lived assets, such as property and equipment and capitalized software costs, be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The recoverability of an asset is measured by a comparison of the carrying amount of an asset to its estimated undiscounted future cash flows expected to be generated. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized in the amount by which the carrying amount of the asset exceeds the fair value of the asset.

PrimeCare wrote off net capitalized software costs aggregating $239,964 in 2004 and $187,819 in 2003.

Income Taxes. PrimeCare applies the asset and liability method of accounting for income taxes. Under the asset and liability method, deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using the enacted tax rates in effect for the year in which those temporary differences are expected to be settled or recovered.

Per Share Data. Basic loss per share is computed by dividing the net loss by the weighted average number of shares of common stock outstanding during the year. Diluted loss per share is the same as basic loss per share because there are no financial instruments whose effect would have been anti-dilutive.

Recently issued accounting pronouncements. PrimeCare does not expect the adoption of recently issued accounting pronouncements to have a significant impact on PrimeCare's results of operations, financial position or cash flow.


NOTE 2 - GOING CONCERN

The accompanying financial statements have been prepared assuming that PrimeCare will continue as a going concern. As shown in the accompanying financial statements, PrimeCare has suffered recurring losses from operations of $499,659 and $465,637 in 2004 and 2003, respectively. These conditions raise substantial doubt as to PrimeCare's ability to continue as a going concern. The financial statements do not include any adjustments that might be necessary if PrimeCare is unable to continue as a going concern. Management's plans in regard to these matters are described below.

Management intends to finance PrimeCare's losses over the next 12 months by selling its common stock to the public and by cutting costs.. PrimeCare as a wholly-owned subsidiary of OCGT, has previously relied on advances from OCGT to fund its operations. OCGT's funding came from shareholder loans and from sales of its common stock. PrimeCare believes that these loan and stock sales transactions can continue, because its ownership will become the same as OCGT's after the spinoff of PrimeCare to OCGT's shareholders, to occur upon approval of the summer 2005 Form SB-2 registration statement. In March 2005, OCGT completed a share exchange agreement with the stockholders of another entity that will, among other things, distribute the ownership of PrimeCare to OCGT stockholders of record on March 22, 2005. To facilitate the distribution of the shares and to register other shares for sale to the public, PrimeCare will file a registration statement with the Securities and Exchange Commission. Management believes that PrimeCare as an independent, public company will have the financial, managerial and operational flexibility necessary to continue as a going concern.

NOTE 3 - NOTES PAYABLE

PrimeCare has a revolving line of credit that provides for a maximum borrowing amount of $20,000. Interest is paid monthly on the average daily loan balance at the variable interest rate equal to the prime rate plus 3% (an aggregate of 7% at June 30, 2004). The loan is secured by the personal guaranty of one of PrimeCare's officers.


                                     F-7
NOTE 4 - INCOME TAXES

The results of operations of PrimeCare are included in the consolidated tax returns of OCGT prior to the change in ownership described in Note 2. At June 30, 2004, PrimeCare had a net operating loss carry forward of approximately $4,100,000 available to reduce its future Federal taxable income, if any, through 2024. PrimeCare recorded a valuation allowance for the entire net operating loss carry forward due to the uncertainty of realizing any related tax benefits.

NOTE 5 - COMMITMENTS

PrimeCare leases office space under non-cancelable operating leases that expire at various dates in fiscal 2005 and 2006. The leases include provisions requiring PrimeCare to pay a proportionate share of the increase in real estate taxes and operating expenses over base period amounts. Minimum future annual rental payments are as follows:

                                  Year Ending
                                     June 30
                                  -----------
                      2005        $    67,000
                      2006             22,000
                                  -----------
                                  $    89,000
                                  ===========

Rent expense was about $65,000 in each the years presented in the accompanying statements of operations.


NOTE 6   STOCKHOLDER'S EQUITY

After the balance sheet date, OCGT contributed its intercompany receivable from PrimeCare to PrimeCare's equity, classified in the accompanying balance sheet as paid-in capital. This transaction is reflected in the accompanying financial statements as if it happened on the balance sheet date.

Also after the balance sheet date, PrimeCare increased the aggregate number of shares authorized for issue to 200,000,000 shares of common stock with a par value of $.001 and 10,000,000 shares of preferred stock with par value of $.01. The Board of Directors may authorize more than one series of either or both of the common stock and/or preferred stock. Following the amendment to increase the number of authorized shares, PrimeCare split its stock such that the resulting number of common stock shares outstanding is 69,901,120; the common stock balance presented in the accompanying balance sheet was adjusted to reflect the new number of shares and par value. The newly authorized and outstanding number of shares is reflected retroactively in the accompanying financial statements.












                                     F-8

                  PRIMECARE SYSTEMS, INC. AND SUBSIDIARIES


                                    INDEX


 Financial Statements

      Consolidated  Balance Sheets
      March 31, 2005 and June 30, 2004                                  1

      Consolidated  Statements of Operations for the
      Three and Nine months ended March 31, 2005 and 2004               2

      Statements of Changes in Stockholder's Equity for the
      Nine months ended March 31, 2005 and 2004                         3

      Consolidated  Statements of Cash Flow for
      the Three and Nine months ended March 31, 2005 and 2004           4
































                  PRIMECARE SYSTEMS, INC. AND SUBSIDIARIES
                         CONSOLIDATED  BALANCE SHEETS

                                                         December 31,  June 30,
                                                            2004         2004
ASSETS                                                   (UNAUDITED)  (AUDITED)

Current Assets:

       Cash                                              $   2,622     $      0
       Accounts receivable                                   2,414          570
       Inventory                                            15,124         9,232
       Other current assets                                  5,259         1,767
              Total current assets                          25,419        11,569

Property and equipment, net of accumulated
 depreciation                                                6,354        15,108
Capitalized software costs, net of accumulated
 amortization                                               36,934        47,000
              Total assets                               $  68,707     $  73,677


LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
       Accounts payable and accrued expenses                39,501        12,993
       Credit line bank                                     16,632         7,966

Long term liabilities:
       Notes payable, shareholder                          188,700             0
               Total liabilities                           244,833        20,959

Shareholders' equity:

       Preferred stock $.10 par value
         (10,000,000 authorized, none issued                     0             0

       Common stock $.001 par value (200,000,000 authorized;
         69,901,120 and 69,901,120 issued &
         outstanding, respectively)                         69,901        69,901

       Additional paid-in capital                        7,349,241     7,415,430

       Accumulated deficit                              (7,595,268)   (7,432,613)
	   Total shareholders'equity (deficit)            (176,126)       52,718

      Total liabilities and shareholders'
                          equity (deficit)                  68,707        73,677









                  PRIMECARE SYSTEMS, INC. AND SUBSIDIARIES
                    CONSOLIDATED  STATEMENTS OF OPERATIONS
                                 (UNAUDITED)

                                  Three Months Ended          Nine Months Ended
				  	March 31,		  March 31,
                                  2003          2004          2003	2004
Revenues                          $    107,279  $   75,266   $ 245,190	$214,853
Less: Cost of sales                     59,653      38,242     138,663    99,559
      Gross margin                	47,626      37,024     106,527   115,294

Expenses:
      Marketing, general and
         administrative                 17,811       9,672      50,072    32,010
      Depreciation and amortization      6,064      23,010      18,820    62,334
      Product development costs         78,042      46,901     200,289   136,250

Total expenses                         101,917      79,583     269,181   230,594

Net loss from operations               (54,291)    (42,559)   (162,654) (115,300)

Weighted average number of shares
     outstanding during the period  69,901,120  69,901,120  69,901,120 69,901,120

Loss per Common Share - basic
     and diluted                        ($0.01)     ($0.01)     ($0.01)    ($0.01)



                           PRIMECARE SYSTEMS, INC.
             (A Wholly-Owned Subsidiary of OCG Technology, Inc.)
                STATEMENTS OF CHANGES IN STOCKHOLDER'S EQUITY
              FOR THE NINE MONTHS ENDED MARCH 31, 2005 AND 2004

                     Common Stock
                  ------------------------      Paid-in        Retained
                  Shares         Amount         Capital        Deficit      Totals
                  ---------      -----------    -----------    -----------  -----------
Balances,
June 30, 2004     69,901,120     $  69,901      $ 7,415,430    $(7,432,613)    $ 52,718
Contribution to equity                                              27,000       27,000

Net loss                                                           (47,000)    ( 47,000)
                  ---------      -----------    ------------   -----------  ------------

Balances,
   September 30, 2004
                  69,901,120        69,901     7,442,430        (7,479,613)      32,718

Contribution to equity                                            (129,789)*   (129,789)

Net loss                                                          ( 59,664)     ( 59,664)
                  -----------    -----------   ------------    -----------  -----------
Balances,
   December 31, 2004
                  69,901,120     $   69,901     7,312,641       (7,539,277)     (156,736)

Contribution to equity                                              36,600        36,600

Net loss                                                          ( 55,991)      (55,991)
                  -----------    -----------   ------------     ------------ ------------
Balances,
March  31, 2005   69,901,120     $    69,901    $  7,349,241   $ (7,595,268)  $ (176,127)

                  ==========     ===========    ===========    =============   ==========

* Includes a cash contribution of $54,500 from OCG Technology, Inc. less the excess of assumed liabilities over assumed assets of $184,289 of OCG Technology, Inc., a dividend to OCG Technology, Inc.



                  PRIMECARE SYSTEMS, INC. AND SUBSIDIARIES
                           STATEMENTS OF CASH FLOWS
                                 (UNAUDITED)

                        	                       Nine Months Ended
                                	                    March 31,
			                          2005                 2004
Cash flows from operating activities:

      Net loss                                $(    162,654)        $(115,300)
                                              --------------      ------------
      Adjustments to reconcile net loss
       to net cash used
   in operating activities:

      Depreciation and amortization                   18,820            62,334

Changes in assets and liabilities

      Receivables                                    (1,844)          (11,226)
      Inventory                                      (5,892)           (3,905)
       Other assets                                  (3,492)                 0
      Accounts payable and accrued expenses           26,507           (6,301)
                                              --------------      ------------
      Net cash used in operating activities        (128,555)          (74,398)

Cash flows from investing activities:


      Capitalized software development costs               0         (124,526)
      Increase in property and equipment                   0          (10,288)
                                              --------------    --------------
            Net cash used in investing activities          0         (134,814)

Cash flows from financing activities:

      Notes payable                                  188,700                 0
      Increase in credit line                                            8,666
                                                                         (791)
      Cash contribution/advance from parent
       shareholder                                  (66,189)           207,000
                                              --------------    --------------
            Net cash provided by financing           131,177           206,209
                                              --------------    --------------

Net increase in cash                                   2,622           (3,003)

Cash, beginning of period                                  0             6,068
                			      --------------    --------------
Cash, end of period                                $   2,622             3,065
                                              ==============    ==============

Non-cash investing and financing activities:
 Assumption of liabilities from parent company     $214,590



                   PRIMECARE SYSTEMS, INC. AND SUBSIDIARIES
                 NOTES TO  CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1 - BASIS OF PRESENTATION

In the opinion of management, the unaudited consolidated financial statements include all adjustments, consisting only of normal recurring adjustments, necessary for their fair presentation in conformity with accounting principles generally accepted in the United States of America (U.S. GAAP). Certain information and footnote disclosure normally included in annual financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted pursuant to the rules and regulations of the Securities and Exchange Commission regarding interim financial statements. Preparing financial statements requires management to make estimates and assumptions that affect the reported amount of assets, liabilities, revenues and expenses. Actual results and outcomes may differ significantly from management's estimates and assumptions.

Interim results are not necessarily indicative of results for a full year. The unaudited information included in this Form SB-2 should be read in conjunction with the audited financial statements and notes included in the Form SB-2 for the year ended June 30, 2004.

During the nine months ended March 31, 2005, OCG Technology, Inc. ("OCGT"), the Company's sole shareholder, contributed three of its inactive subsidiaries to the Company, Optronic Labs, Inc., Mooney-Edwards Enterprises, Inc. and CIG Technologies, Inc., in accordance with its commitments under an agreement and plan of reorganization. The Company has valued the subsidiaries on its books at their net book value, zero. The
Company also received certain other assets and liabilities from OCGT.   The
Company has assumed all of the debts of OCG Technology, Inc. ("OCGT") , known , unknown and contingent. The known liabilities of OCGT, as of March 31, 2005, consists of $187,500 of notes payable to shareholders of OCGT, who will be shareholders of the Company, and$27,090 for an aggregate of $214,590. The shareholders have consented to the assignment and extended the date the notes are due and payable until July 10, 2007, and the accounts payable are current liabilities. All liabilities were assumed at their book value. Since the liabilities exceeded the assets, the transaction resulted in a dividend to OCGT and was charged as a reduction of Paid in capital in the amount of $184,289.


Through March 31, 2005, OCGT has made cash contributions to the Company in the approximate amount of $4,595,318, all of which has been treated as "Additional paid-in capital".

All intercompany transactions are eliminated on consolidation.


                                   Part II

Item 24.      Indemnification of Directors and Officers

The Registrant is a Delaware corporation. Section 145 of the Delaware General Corporation Law generally provides that a corporation is empowered to indemnify any person who is made a party to a proceeding or threatened proceeding by reason of the fact that he is or was a director, officer, employee or agent of the corporation or was, at the request of the corporation, serving in any of such capacities in another corporation or other enterprise. This statute describes in detail the right of a Delaware corporation to indemnify any such person. Article Tenth of the Registrant's amended Certificate of Incorporation provides:

No director shall be personally liable to the corporation or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director, except (i) for breach of the director's duty of loyalty to the corporation or its stockholders (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. If the Delaware General Corporation Law is amended after approval by the stockholders of this provision to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of any director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended. Any repeal or modification of the foregoing paragraph by the stockholders of the corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such appeal or modification.

Article VI of the By-laws, as amended, of the Registrant provides generally for indemnification of all such directors, officers, employees and agents to the full extent permitted under the above-referenced section 145 of Delaware General Corporation Law.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted against the Registrant by such director, officer or controlling person in connection with the shares being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 25.    Other Expenses of Issuance and Distribution

Filing fee under the Securities Act of 1933			$329.09
Accountants' fees and expenses                                15,000.00
Legal fees and related expenses				       2,500.00
Printing and filing charges				       1,000.00
Transfer agent and registrar fees and expenses		       5,000.00
Miscellaneous						       1,000.00

Total							    $ 24,329.09

Item 26.      Recent Sales of Unregistered Securities

PrimeCare Systems, Inc. was incorporated on May 2, 1994 and acquired by its parent company, OCG Technology, Inc. on May 16, 1994, which after a
name change will be known as Centerstaging Musical   Productions, Inc.
Upon creation of PrimeCare Systems, Inc., a total of 5,000 shares of PrimeCare Systems, Inc. common stock was issued to the parent company, which number was forward split to 69,901,120 shares to accommodate the spin-off.

The initial issuance of shares was made in reliance on the Section 4(2) exemption from registration under the Securities Act of 1933. The issuances were made to our parent company in private transactions without means of any public solicitation. The shares are considered restricted securities and certificates representing the shares must contain a legend restricting further transfer unless the shares are first registered or qualify for an exemption.

Item 27.      Exhibits

     (a) The following exhibits are filed with this Registration Statement:

Exhibit No.             Exhibit Name
    3.1(a) Certificate of Incorporation of Registrant filed May 2, 1994 3.1(b) Certificate of Amendment of Certificate of Incorporation filed
            January 10, 2005
    3.1(c) Certificate of Amendment of Certificate of Incorporation filed March 24, 2005
    3.2           By-Laws
    4.1           Instrument  defining  rights of holders  (See  Exhibits
                  Nos. 3.1(a) and 3.1(c), Certificate of Amendment of Certificate of Incorporation)
                  Form of Stock Purchase Warrant
    5.1 Opinion of Wynne B. Stern, Jr., Attorney at Law, regarding legality of securities being registered
   10.1           Agreement and Plan of Reorganization, dated as of March
                  16, 2005, by, between and among OCGT Technology, Inc., CenterStaging Musical Productions, Inc. and the other parties named therein.
   23.1           Consent of Malone & Bailey, PC, Certified Public Accountants
   23.2 Consent of Wynne B. Stern, Jr., Attorney at Law (included as part of Exhibit 5.1)

     (b) Financial Statement Schedules for Registrant.

Schedules other than those listed above are omitted for the reason that they are not required or are not applicable, or the required information is shown in the financial statements or notes therein.

Item 28.      Undertakings

      (a) The undersigned small business issuer hereby undertakes:

            (1) To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

                  (i) Include any Prospectus required by Section 10(a)(3) of the Securities Act;

                  (ii) Reflect in the Prospectus any facts or events which,
            individually or together represent a fundamental change in the information in the registration statement; and notwithstanding the forgoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospects filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                  (iii) Include any additional or changed material information on the plan of distribution.



                                     II-2
            (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities as at that time to be the initial bona fide offering.

            (3) File a post effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

      (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Securities Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event  that a claim  for  indemnification  against  such liabilities
(other  than the payment by the small  business  issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.






















                                     II-3

                                  SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements of filing on Form SB-2 and authorized this Registration Statement to be signed on its behalf by the undersigned, in

the City of New Rochelle, State of New York, on this 20th   day of April, 2005.

                                                PrimeCare Systems, Inc.
                                                (REGISTRANT)

                                                By:   /S/ Edward C. Levine
                                                Edward C. Levine
                                                President/ Treasurer  and
                                                Director

      In accordance with the requirements of the Securities Act of 1933, this Registration Statement was signed by the following persons in the capacities and on the dates indicated.

                                                By:   /S/ Edward C. Levine
                                                Edward C. Levine
                                                President/ Treasurer  and
                                                Director
                                                 Date:


                                                 By:   /S/ W. Jordan Fitzhugh
                                                            W. Jordan Fitzhugh
                                                Vice President and Director
                                                Date:


                                                By:   /S/  Jeffrey P. Nelson

                                                Jeffrey P. Nelson
                                                Secretary/Vice President and
                                                Director
                                                Date:


















                                     II-4